UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
CASTELLE
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

June 1, 2007

Dear Castelle Shareholder:

We are writing to you regarding the proposed sale of Castelle to Captaris, Inc., a Washington corporation (“Captaris”), in a cash transaction valued at approximately $10.8 million, net of an agreed upon closing cash balance for Castelle of $7.4 million, pursuant to an agreement and plan of merger, dated as of April 25, 2007, by and among Captaris, Merlot Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Captaris established for the purpose of the merger, and Castelle. Pursuant to the merger agreement, Merlot Acquisition Corporation will merge with and into Castelle and Castelle will become a direct wholly-owned subsidiary of Captaris. If the merger is completed, Castelle shareholders will have the right to receive $3.95 cash, without interest and less any applicable withholding taxes, for each share of Castelle common stock owned by them immediately prior to the effective time of the merger, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000).

In the enclosed proxy statement, you are being asked to consider and vote for the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement at a special meeting of our shareholders which will be held at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041, on Tuesday, July 10, 2007 at 10:00 a.m., local time.

After careful consideration, our board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Castelle and its shareholders. Our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Therefore, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Our board of directors considered a number of factors in evaluating the merger, in consultation with its professional advisors, including legal and financial advisors. Included in the attached proxy statement is the full text of the written opinion of our financial advisor, Venturi & Company LLC, to the effect that, as of April 24, 2007, and based upon and subject to the considerations set forth in its opinion, the $3.95 per share in cash to be received by the holders of Castelle common stock pursuant to the merger agreement, subject to the adjustments described above, was fair, from a financial point of view, to such holders. In addition, our board of directors has determined that there is no reasonable concern that, as a result of the merger, Castelle would not be able to perform its obligations to its creditors. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this information carefully.

You will also be asked to vote upon a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares you own. The merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by the holders of a majority of our outstanding shares of common stock. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required to approve the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof.

To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

Thank you for your support of our company and for submitting your vote. We look forward to seeing you at the special meeting if you choose to attend.

Sincerely,

/s/ Donald L. Rich Donald L. Rich	/s/ Scott C. McDonald Scott C. McDonald
Chairman of the Board of Directors	President, Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 1, 2007, and is first being mailed to shareholders of Castelle on or about June 6, 2007.

CASTELLE

855 Jarvis Drive, Suite 100

Morgan Hill, CA 95037

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on Tuesday, July 10, 2007

To the shareholders of Castelle:

Notice is hereby given that a special meeting of shareholders of Castelle, a California corporation (“Castelle”), will be held at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041, on Tuesday, July 10, 2007 at 10:00 a.m., local time (the “special meeting”). The special meeting is being held for the following purposes:

•

to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 25, 2007, by and among Captaris, Inc., a Washington corporation (“Captaris”), Merlot Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Captaris (“Merlot Acquisition Sub”), and Castelle (the “merger agreement”), the merger and the other transactions contemplated by the merger agreement;

•

to consider and vote upon a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

The board of directors of Castelle has fixed the close of business on May 29, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. Only holders of record of shares of Castelle common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, there were outstanding and entitled to vote 4,134,470 shares of Castelle common stock.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Castelle common stock is required to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required to approve the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

All shareholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (i) the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we sometimes refer to as the merger proposal, and (ii) the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. If you fail to return your proxy card and do not attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. Such failure to return your proxy card and attend the special meeting in person will have the same effect as voting “AGAINST” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

BY ORDER OF THE BOARD OF
DIRECTORS

/s/ Paul W. Cheng

Paul W. Cheng

Secretary

TABLE OF CONTENTS

Page(s)

QUESTIONS AND ANSWERS ABOUT THE MERGER	i
SUMMARY	1
The Companies	1
The Merger	1
Merger Consideration	1
Treatment of Options Outstanding under our Share Plans	2
Market Price	2
Material United States Federal Income Tax Consequences of the Merger	2
Dissenters’ Rights	2
Recommendation of Castelle’s Board to Shareholders and Reasons for the Merger	3
Opinion of Our Financial Advisor	3
The Special Meeting of Castelle’s Shareholders	3
Voting Agreements	4
Interests of Castelle’s Executive Officers and Directors in the Merger	4
The Merger Agreement	5
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	6
MARKET PRICE AND DIVIDEND DATA	7
THE SPECIAL MEETING	8
Date, Time, Place	8
Purpose of the Special Meeting	8
Record Date; Shares Entitled to Vote; Quorum	8
Votes Required	8
Voting by Castelle’s Directors and Executive Officers	8
Procedures for Voting; Proxies; Revocation	9
Solicitation of Proxies	9
Householding of Special Meeting Materials	10
Adjournment	10
THE COMPANIES	11
Castelle	11
Captaris	11
Merlot Acquisition Sub.	11
PROPOSAL ONE - MERGER PROPOSAL	12
THE MERGER	12
Background to the Merger	12
Recommendation of Castelle’s Board of Directors and Reasons for the Merger	15
Opinion of Castelle’s Financial Advisor	17

TABLE OF CONTENTS

Page(s)

Interests of Castelle’s Executive Officers and Directors in the Merger	22
Dissenters’ Rights	23
Accounting Treatment	24
Material United States Federal Income Tax Consequences of the Merger	24
THE MERGER AGREEMENT	27
The Merger	27
Merger Consideration	27
Effective Time of the Merger	27
Manner and Basis of Converting Shares; Lost, Stolen or Destroyed Certificates	27
Representations and Warranties	28
Covenants; Conduct of Business Prior to the Merger	28
Castelle Stock Options	31
Indemnification and Insurance	32
Holding a Special Meeting of Shareholders; Obligations of Castelle’s Board of Directors
with Respect to Its Recommendations	32
Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals	33
Exception to Prohibition on Discussing and Negotiating Acquisition Proposals	34
Material Adverse Effect	34
Conditions to the Merger	35
Termination of the Merger Agreement	37
Expenses and Termination Fees	38
Extension, Waiver and Amendment of the Merger Agreement	38
THE VOTING AGREEMENTS	39
RECOMMENDATION OF CASTELLE’S BOARD OF DIRECTORS	39
PROPOSAL TWO - ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	40
RECOMMENDATION OF CASTELLE’S BOARD OF DIRECTORS	40
OTHER MATTERS	41
SHAREHOLDER PROPOSALS	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
WHERE YOU CAN FIND MORE INFORMATION	44
INCORPORATION OF INFORMATION BY REFERENCE	44
Annex A - Agreement and Plan of Merger	A-1
Annex B - Form of Voting Agreement	B-1
Annex C - Opinion of Venturi & Company LLC	C-1
Annex D - Chapter 13 of California General Corporation Law	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Castelle shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Castelle. In addition, we refer to Castelle as “Castelle” or the “company”, to Captaris, Inc. as “Captaris” and to Merlot Acquisition Corporation as “Merlot Acquisition Sub” or “merger sub.”

Q:	When and where is the special meeting?

A:           The special meeting will be held on Tuesday, July 10, 2007 at 10:00 a.m., local time, at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041.

Q:	What am I being asked to vote on?

A:            We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our special meeting of shareholders. You are being asked to vote to approve a merger agreement that provides for the proposed acquisition of Castelle by Captaris and approve the merger and other transactions contemplated by the merger agreement. The proposed acquisition would be accomplished through a merger of Merlot Acquisition Sub, a California corporation and direct wholly-owned subsidiary of Captaris established for the purpose of the merger, with and into Castelle. You are also being asked to vote to approve a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Q:	What will Castelle’s shareholders receive in the merger?

A:            As a result of the merger, our shareholders will have the right to receive $3.95 in cash, without interest and less any applicable withholding taxes, for each share of Castelle common stock owned by them immediately prior to the effective time of the merger, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000).

Q:	What will happen to my shares of Castelle common stock after the merger?

A:            As a result of the merger, Castelle will become a wholly-owned subsidiary of Captaris and Castelle common stock will cease to be listed on The NASDAQ Capital Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Q:	What will happen to Castelle stock options in the merger?

A:           Each Castelle stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash equal to (i) the product of (A) the number of shares of our common stock as to which such stock option was vested and exercisable, multiplied by (B) the excess, if any, of the merger consideration to be received for each share of common stock of Castelle, as described above, over the per share exercise price of such stock option, less (ii) any applicable withholding taxes. Please see “Proposal One – Merger Proposal, The Merger Agreement – Castelle Stock Options.”

Q:           What vote of Castelle shareholders is required to approve the proposals to be acted upon at the special meeting?

A:           The affirmative vote of a majority of the shares of Castelle common stock outstanding at the close of business on the record date is required to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is

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required to approve the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

There are 4,134,470 shares of Castelle common stock entitled to be voted at the special meeting on the record date. Our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof. Please see “Proposal One – Merger Proposal, Voting Agreements.”

Q:	What do I need to do now?

A:           We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the special meeting of our shareholders. If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” (i) the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we sometimes refer to as the merger proposal, and (ii) the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares. Please do not send in your share certificates with your proxy.

Q:	Why is it important for me to vote?

A:           Your vote is important. The failure to return your proxy card will mean that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting “AGAINST” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. Shares of Castelle common stock that are represented in person or by proxy at the special meeting and that are voted “ABSTAIN” will not be voted at the special meeting for the purpose of determining if any of the proposals put to vote are approved, but will be counted as part of the required quorum. If your shares of Castelle common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote without instructions from you. See question below “If my broker holds my shares in “street name,” will my broker vote my shares for me?”

Q:	How does Castelle’s board of directors recommend I vote?

A:           At a meeting held on April 24, 2007, Castelle’s board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Castelle and its shareholders. Our board of directors unanimously recommends that you vote “FOR” (i) the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we sometimes refer to as the merger proposal, and (ii) the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. The board of directors was aware of the personal interests of certain directors and officers in the transactions as described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger,” and considered them when they made the recommendation.

Q:	What factors did our board of directors consider in making its recommendation?

A:           In making its recommendation, our board of directors took into account, among other things, the cash consideration to be received by holders of Castelle common stock in the merger and the current and historical market prices of Castelle common stock, the financial analyses and written opinion of our financial advisor, Venturi & Company LLC, our board of directors’ assessment of a number of strategic financial and operational considerations and the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a

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superior offer. Please see “Proposal One – Merger Proposal, The Merger – Recommendation of Castelle’s Board of Directors and Reasons for the Merger” and “Proposal One – Merger Proposal, The Merger – Opinion of Castelle’s Financial Advisor.”

Q:	Who is entitled to vote at the special meeting?

A:           Only shareholders of record as of the close of business on May 29, 2007 are entitled to receive notice of the special meeting and to vote the shares of Castelle common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:           Yes. If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:           Yes. You may change your vote at any time before the shares of Castelle common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	First, you can deliver to the Secretary of Castelle a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.
•

Second, you can complete, execute and deliver to the Secretary of Castelle a new, later-dated proxy card for the same shares, provided the new proxy is received by 5:00 p.m., Pacific Time, on July 9, 2007.

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to the Secretary of Castelle at or before the taking of the vote at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Castelle or by voting in person at the special meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:           Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum, but will have the same effect as being voted “AGAINST” the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:           You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

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Q:	What happens if I sell my shares of Castelle common stock before the special meeting?

A:           The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Castelle common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:           Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction to U.S. holders (as defined below in “Proposal One – Merger Proposal, The Merger – Material United States Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the holder in the merger and the holder’s adjusted tax basis in the shares of Castelle common stock transferred to Captaris in consideration for cash in the merger. If the shares of Castelle common stock are held by a U.S. holder as capital assets, gain or loss recognized by the holder for U.S. federal income tax purposes will be capital gain or loss, which will be long-term capital gain or loss if the holder’s holding period for the shares of Castelle common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Castelle common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary U.S. federal income tax rates. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash merger consideration for shares of Castelle common stock in the merger, unless an exception applies to the non-U.S. holder. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you. Please see “Proposal One – Merger Proposal, The Merger – Material United States Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:            We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger in the third quarter of 2007. In addition to obtaining shareholder approval, we must satisfy all other closing conditions set forth in the merger agreement. Please see “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger.”

Q:	Am I entitled to dissenters’ rights?

A:           Yes. Castelle shareholders may be entitled, under certain circumstances, to dissenters’ rights under California law. For a detailed discussion of dissenters’ rights under California law, please see “Proposal One – Merger Proposal, The Merger – Dissenters’ Rights.”

Q:	Should I send in my Castelle share certificates now?

A:           No. After the merger is completed, you will receive written instructions for exchanging your shares of Castelle common stock for the cash merger consideration described above.

Q:	When will I receive the cash consideration for my shares of Castelle common stock?

A:            After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:            If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Castelle

855 Jarvis Drive, Suite 100

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Morgan Hill, California 95037

Attention: Karin Reak, Castelle’s Director of Marketing

(408) 852-8034

kreak@castelle.com

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. Please see “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement and the form of voting agreement is included as Annex B to this proxy statement, and each is incorporated herein by reference. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies (Page 11)

Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, CA 95037

Telephone: (408) 852-8000

Castelle is a market leader in “all-in-one” network fax solutions for businesses and enterprises, and offers organizations every possible network fax option: desktop faxing, production faxing, fax and email integration, workflow application integration, and tools for developing custom fax applications. FaxPress, FaxPress Premier and FaxPress Enterprise network fax servers include the FaxPress or FaxPress Plus software suite that enables administrators and users to perform functions such as managing fax queues, creating reports, and viewing fax archives. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Castelle common stock is listed on The NASDAQ Capital Market under the symbol “CSTL.” Please see “The Companies – Castelle.”

Captaris, Inc.

10885 N.E. 4th Street, Suite 400

Bellevue, Washington 98004

Telephone: (425) 455-6000

Captaris is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Captaris’ product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy is distributed through a global network of leading technology partners. Captaris has customers in financial services, healthcare, government and many other industries, and its products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on The NASDAQ Global Market under the symbol “CAPA.” Please see “The Companies – Captaris.”

Merlot Acquisition Corporation

c/o Captaris, Inc.

10885 N.E. 4th Street, Suite 400

Bellevue, Washington 98004

Telephone: (425) 455-6000

Merlot Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Captaris, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations. Please see “The Companies – Captaris Merger Subsidiary.”

The Merger (Page 12)

Under the merger agreement, merger sub will merge with and into Castelle. After the merger, Castelle will become a wholly-owned subsidiary of Captaris. Our shareholders will receive cash in the merger in exchange for shares of Castelle common stock.

Merger Consideration (Page 26)

If the merger is completed, you will have the right to receive $3.95 in cash, without interest and less any applicable withholding taxes, for each share of Castelle common stock owned by you immediately prior to the effective time of the merger, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000). Please note that there is no maximum or minimum price adjustment and there can be no assurance as to the final price per share.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a shareholder of Castelle and will have no rights as a shareholder of Captaris. Castelle shareholders will receive the merger consideration after exchanging their Castelle share certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the merger.

Please see “Proposal One – Merger Proposal, The Merger – Merger Consideration.”

Treatment of Options Outstanding under our Stock Plans (Page 30)

Each Castelle stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash equal to (i) the product of (A) the number of shares of our common stock as to which such stock option was vested and exercisable, multiplied by (B) the excess, if any, of the merger consideration to be received for each share of common stock of Castelle, as described above, over the per share exercise price of such stock option, less (ii) any applicable withholding taxes.

Please see “Proposal One – Merger Proposal, The Merger Agreement – Treatment of Castelle Stock Options” and “Proposal One – Merger Proposal, The Merger Agreement – Merger Consideration.”

Market Price (Page 7)

Castelle common stock is listed on The NASDAQ Capital Market under the symbol “CSTL.” On April 25, 2007, the last full trading day prior to the public announcement of the merger, the closing price for shares of Castelle common stock was $3.40 per share. On May 31, 2007, the latest practicable trading day before the printing of this proxy statement, the closing price for shares of Castelle common stock was $3.83 per share. Please see “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger (Page 24)

The exchange of shares of Castelle common stock for the cash merger consideration will be a taxable transaction to U.S. holders (as defined below in “Proposal One – Merger Proposal, The Merger – Material United States Federal Income Tax Consequences of the Merger”) for United States federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of Castelle common stock transferred to Captaris in consideration for cash in the merger. If the shares of Castelle common stock are held by a U.S. holder as capital assets, gain or loss recognized by the holder for U.S. federal income tax purposes will be capital gain or loss, which will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Castelle common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Castelle common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary U.S. federal income tax rates. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash merger consideration for shares of Castelle common stock in the merger, unless an exception applies to the non-U.S. holder. Please see “Proposal One – Merger Proposal, The Merger – Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Dissenters’ Rights (Page 23)

You may be entitled, under certain circumstances, to dissenters rights under California law. Castelle shareholders who do not vote in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and otherwise comply with the requirements of Chapter 13 of the California General Corporation Law will be entitled to dissenters’ rights in connection with the merger, whereby such shareholders may receive the “fair market value” of their shares of Castelle common stock in cash. Failure to take any of the steps required under Chapter 13 of the California General Corporation Law on a timely basis may result in a loss of those dissenters’ rights. For a detailed discussion of dissenters’ rights under California law, please see “Proposal One – Merger Proposal, The Merger – Dissenters’ Rights.”

Recommendation of Castelle’s Board of Directors to Shareholders and Reasons for the Merger (Page 15)

Our board of directors unanimously recommends that you vote “FOR” (i) the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we sometimes refer to as the merger proposal, and (ii) the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. After careful consideration, our board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Castelle and its shareholders. Our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

In making this determination and recommendation, our board of directors considered a number of factors, including those described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Recommendation of Castelle’s Board of Directors and Reasons for the Merger.”

Opinion of Our Financial Advisor (Page 17)

In connection with the proposed merger, our financial advisor, Venturi & Company LLC, delivered to our board of directors its written opinion, dated April 24, 2007, to the effect that, as of April 24, 2007 and based upon and subject to the considerations set forth in the Venturi & Company opinion, the cash consideration to be received by holders of shares of Castelle common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Venturi & Company, dated April 24, 2007, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Venturi & Company in connection with its opinion, is attached as Annex C to this proxy statement. You are urged to, and should, read the opinion in its entirety. Venturi & Company provided its opinion for the information of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Venturi & Company opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Castelle common stock as of the date of the Venturi & Company opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger.

The Special Meeting of Castelle’s Shareholders (Page 8)

Date, Time and Place. A special meeting of our shareholders will be held at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041, on Tuesday, July 10, 2007 at 10:00 a.m., local time. The special meeting is being held for the following purposes:

•	to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;
•

to consider and vote upon a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal; and

•	to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned any shares of Castelle common stock at the close of business on May 29, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of Castelle common stock you owned at the close of business on the record date. There are 4,134,470 shares of Castelle common stock entitled to be voted at the special meeting. As further indicated below, our directors and executive officers and their affiliates own approximately 10% of the shares entitled to vote at the special meeting and may have interests that are different from yours. Please see “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger.”

Quorum. A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the shares of Castelle common stock entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Procedures for Voting. You may vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or
•	by appearing and voting in person at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instructions from you. Remember, if you fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the merger proposal, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Required Vote. The approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the shares of Castelle common stock outstanding at the close of business on the record date. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required to approve the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof.

Voting Agreements (Page 38)

As an inducement to Captaris to enter into the merger agreement, our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof. The form of voting agreement entered into by such directors and executive officers is included as Annex B to this proxy statement and is incorporated herein by reference. Such directors and executive officers have not received any additional consideration with respect to the voting agreements. Please see “Proposal One – Merger Proposal, The Voting Agreements.”

Interests of Castelle’s Executive Officers and Directors in the Merger (Page 22)

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and executive officers have interests in the merger in addition to their interests as Castelle shareholders generally. These interests may be different from, or in addition to, your interests as a Castelle shareholder. These interests include the payment of bonuses to our Chief Executive Officer and to our Chief Financial Officer to the extent that the merger consideration exceeds $4.00 per share, employment arrangements between Captaris and our executive officers that will take effect upon the consummation of the merger and the maintenance of indemnification rights and insurance coverage of the current and former officers and directors of Castelle and its subsidiaries. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Please see “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officer and Directors in the Merger.”

The Merger Agreement (Page 26)

Conditions to the Closing of the Merger. The obligations of both us and Captaris to complete the merger are subject to the satisfaction of certain conditions. Please see “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger.”

Termination of the Merger Agreement. Either we or Captaris can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated. Please see “Proposal One – Merger Proposal, The Merger Agreement – Termination of the Merger Agreement.”

Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals. We have agreed that prior to the consummation of the merger we will not, and will ensure that our subsidiaries and our and our subsidiaries’ representatives do not, directly or indirectly:

•	solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any proposal relating to any alternative business combination transaction;
•

participate in discussions or negotiation of, or furnish any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or could reasonably be expected to lead to any alternative business combination transaction;

•	subject to certain exceptions, engage in discussions with respect to any alternative business combination transaction;
•	subject to certain exceptions, approve, endorse or recommend any alternative business combination transaction; or
•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any alternative business combination transaction.

In response to an acquisition proposal submitted to us following the date of the merger agreement that our board of directors believes in good faith is reasonably likely to result in a superior offer and that is not withdrawn, if neither we nor any of our or our subsidiaries’ representatives shall have breached the restrictions described in the immediately preceding paragraph and our board of directors concludes in good faith that the following action is required in order for our board of directors to comply with its fiduciary obligations to our shareholders, we may (1) furnish to such person nonpublic information with respect to us and our subsidiaries pursuant to a confidentiality agreement that contains terms that are at least as restrictive as the terms of the confidentiality agreement that we and Captaris have executed in connection with the merger, provided that we concurrently provide Captaris written notice of our intention to furnish such nonpublic information and furnish such nonpublic information to Captaris together with a list identifying all such nonpublic information furnished by us, and (2) engage in negotiations with the person (and its representatives) regarding the acquisition proposal, provided that we concurrently provide Captaris with written notice of our intention to enter into negotiations with such person.

Please see “Proposal One – Merger Proposal, The Merger Agreement – Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals.”

Expenses and Termination Fees. The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

Upon termination of the merger agreement under specified circumstances, we must reimburse Captaris for all fees and expenses actually incurred by Captaris in connection with the merger, up to a maximum of $250,000, and pay Captaris a termination fee of $700,000.

Please see “Proposal One – Merger Proposal, The Merger Agreement – Expenses and Termination Fees.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Those risks and uncertainties include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, the risk that the merger agreement may be terminated in circumstances which require our payment to Captaris of a termination fee, risks regarding a substantial decrease in the sales of our products, risks regarding employee retention and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K and Form 10-Q. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICE AND DIVIDEND DATA

Castelle common stock (NASDAQ symbol “CSTL”) began trading on The NASDAQ National Market on December 20, 1995 and was transferred to The NASDAQ SmallCap Market (now The NASDAQ Capital Market) on April 1999. The following table shows the closing high and low sale prices per share of our common stock as reported on The NASDAQ Capital Market:

	High	Low
Year ending December 31, 2007:

First Quarter	$3.96	$2.95

Second Quarter through May 31, 2007	3.88	3.15

Year ended December 31, 2006

First Quarter	3.48	2.92

Second Quarter	3.65	2.70

Third Quarter	3.15	2.26

Fourth Quarter	4.18	2.55

Year ended December 31, 2005:

First Quarter	3.90	2.57

Second Quarter	5.04	2.73

Third Quarter	4.50	3.16

Fourth Quarter	3.78	2.93

The following table sets forth the closing per share sales price of Castelle common stock, as reported on The NASDAQ Capital Market, on April 25, 2007, the last full trading day before the public announcement of the merger agreement, and on May 31, 2007, the latest practicable trading day before the printing of this proxy statement:

Date	Closing Price
April 25, 2007	$3.40

May 31, 2007	$3.83

Following the merger, there will be no further market for shares of Castelle common stock and Castelle common stock will be de-listed from The NASDAQ Capital Market and deregistered under the Exchange Act.

Dividend Policy

We have not paid cash dividends on our common stock. Our board of directors periodically reviews the dividend policy and currently intends to retain any and all earnings for use in our business and we do not anticipate paying cash dividends in the foreseeable future. In addition our credit line with Silicon Valley Bank provides that we shall not pay any dividend without the bank’s prior consent.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of Castelle for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time, Place

We will hold the special meeting at Castelle’s corporate offices, located at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041, on Tuesday, July 10, 2007 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask holders of shares of Castelle common stock to:

•	consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, as more fully described in this proxy statement;
•

to consider and vote upon a proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal; and

•	to transact such other business as may properly come before the special meeting or any postponement or adjournment thereof.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of Castelle common stock at the close of business on May 29, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 4,134,470 shares of Castelle common stock were issued and outstanding. Holders of record of shares of Castelle common stock on the record date are entitled to one vote per share at the special meeting on all matters to be considered at the special meeting.

A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the shares of Castelle common stock entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee cannot exercise discretionary authority and does not receive voting instructions from the beneficial owners to vote on a matter) will be counted as present, but will not be considered to have been voted in favor of any of the matters to be considered at the special meeting.

Votes Required

The approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Castelle common stock on the record date. Approval of the merger agreement by Castelle shareholders is a condition to the closing of the merger. The affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting is required to approve the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Voting by Castelle’s Directors and Executive

As further indicated above, at the close of business on the record date, our directors, executive officers and their affiliates owned and were entitled to vote 418,060 shares of Castelle common stock, which represented approximately 10% of the shares of Castelle common stock outstanding on that date.

Our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof. Please see “Proposal One – Merger Proposal, The Voting Agreements.”

Procedures for Voting; Proxies; Revocation

Shareholders can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or
•	by appearing and voting in person at the special meeting.

All shares represented by properly completed proxies received prior to 9:00 a.m., Pacific Time, on the date of the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” (i) the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, which we sometimes refer to as the merger proposal, and (ii) the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Brokers or banks who hold shares of Castelle common stock in “street name” may not give a proxy to vote those shares in the absence of specific instructions from their customers who beneficially own those shares. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, then the shares will be counted as present for purposes of determining whether a quorum exists, but will have the same effect as votes “AGAINST” the merger agreement, the merger and the other transactions contemplated by the merger agreement, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the special meeting.

You may change your vote or revoke your proxy in one of three ways. First, you can deliver to the Secretary of Castelle a written notice bearing a date later than the proxy stating that you would like to revoke your proxy. Second, you can complete, execute and deliver to the Secretary of Castelle a new, later-dated proxy card for the same shares, provided the new proxy is received by 5:00 p.m., Pacific Time, on July 9, 2007. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. Any written notice of revocation or subsequent proxy should be delivered to the Secretary of Castelle at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to Castelle or by voting in person at the special meeting.

We will treat abstentions and shares represented by proxies that reflect abstentions as shares that are present for the purpose of determining the presence of a quorum. For purposes of determining the outcome of the vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, we will treat abstaining shares as not voting with respect to that matter (even though abstaining shares are considered present for quorum purposes) and, as a result, abstaining shares will have the same effect as being voted “AGAINST” the merger proposal, and will have no effect on the vote to approve adjournment of the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Castelle. We may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to:

Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, California 95037

Attention: Karin Reak, Castelle’s Director of Marketing

(408) 852-8034

kreak@castelle.com

Adjournment

If a quorum is not present at the special meeting, the special meeting shall be adjourned to such day and at such time and place as the chairman may determine with the consent of the holders of a majority of the voting power represented at the special meeting in person or by proxy and voting on the question of adjournment.

THE COMPANIES

Castelle

Castelle is a market leader in “all-in-one” network fax solutions for businesses and enterprises, and offers organizations every possible network fax option: desktop faxing, production faxing, fax and email integration, workflow application integration, and tools for developing custom fax applications. FaxPress, FaxPress Premier and FaxPress Enterprise network fax servers include the FaxPress or FaxPress Plus software suite that enables administrators and users to perform functions such as managing fax queues, creating reports, and viewing fax archives. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Castelle common stock is listed on The NASDAQ Capital Market under the symbol “CSTL.”

Captaris

Captaris is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Captaris’ product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy is distributed through a global network of leading technology partners. Captaris has customers in financial services, healthcare, government and many other industries, and its products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on The NASDAQ Global Market under the symbol “CAPA.”

Merlot Acquisition Sub

Merlot Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Captaris, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

PROPOSAL ONE - MERGER PROPOSAL

APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS

CONTEMPLATED BY THE MERGER AGREEMENT

THE MERGER

The following discussion summarizes the material terms of the merger. Shareholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

The terms and conditions of the merger agreement were the result of arms-length discussions and negotiations between representatives of each company. A brief summary of the background of the negotiations and discussions between the two companies follows.

•

On October 3, 2006, Mr. David P. Anastasi, President, Chief Executive Officer and a member of the board of directors of Captaris, first contacted Mr. Scott C. McDonald, our President, Chief Executive Officer and a member of our board of directors, to suggest a meeting. After discussions with other members of our board of directors, Mr. McDonald accepted.

•

On November 16, 2006, our board of directors discussed the planned meeting at a regular meeting of our board of directors. At the meeting, our board of directors empowered Mr. McDonald to commence a dialog with Captaris and to investigate and present any potential opportunities that could be in the best interests of Castelle and our shareholders.

•	On November 16, 2006, Mr. McDonald and Mr. Anastasi met for dinner and commenced discussions on a potential strategic transaction between Castelle and Captaris.
•

On November 17, 2006, we entered into a mutual nondisclosure agreement with Captaris (the “NDA”) to enable sharing of confidential information between the parties necessary to investigate a potential transaction. Thereafter, Mr. McDonald, Mr. Eric Chen, our Senior Vice President, Engineering and Business Development, Mr. Paul Cheng, our Vice President, Finance and Administration, Chief Financial Officer and Secretary, Mr. Richard Fernandez, our Vice President, Operations, and various representatives of Castelle held numerous discussions with executives and representatives of Captaris, both remotely and at our headquarters, and with Pacific Crest Securities, Captaris’ financial advisor.

•

On November 28, 2006, Mr. Anastasi and Mr. Shannon Soqui of Pacific Crest Securities provided Mr. McDonald with documentation and presentations describing Captaris’ vision, plans and assessment of value and benefits which would accrue to the combined entity. Many follow-up discussions were held between the parties.

•

On December 12, 2006, Captaris provided us with its initial views on valuation for our shares of common stock. This valuation based, in part, on Castelle’s cash balance as of September 30, 2006, was $3.24 - $3.64 per share. As a result of subsequent negotiations, the parties agreed that any excess cash from Castelle’s operations between September 30, 2006 and the closing of the transaction, after payment of transaction costs, would be distributed to Castelle shareholders through a special cash dividend prior to the closing (the “Cash Dividend”).

•

On December 14, 2006, our key officers, board of directors and legal counsel reviewed the status of discussions and our board of directors considered approved entering into a form of “No Shop” agreement with Captaris, subject to customary and fiduciary qualifications (the “No Shop”), which agreement was required by Captaris as a condition of continued investigation and review of a potential transaction. Castelle and Captaris completed negotiations on the No Shop, and the agreement was executed by the parties on that date.

•

From December 21, 2006 through December 23, 2006, Mr. McDonald visited Captaris and met with Mr. Anastasi, Mr. Peter Papano, Captaris’ Chief Financial Officer, and other executive officers of Captaris and Pacific Crest Securities for high-level due diligence meetings. Focused discussions were held and fact finding was conducted with Mr. McDonald and various other officers and representatives of Castelle during this time.

•

On January 2, 2007, we sent to Captaris our countervailing view on valuation of our shares of common stock ($4.08 - $4.33 per share, plus the Cash Dividend). Many follow-up discussions were held between the executive officers of both parties.

•

On January 10, 2007, our key officers updated our board of directors and reviewed the status of discussions and negotiations on a Letter of Intent (the “LOI”) between the parties, for the potential acquisition of Castelle by Captaris.

•

On January 11, 2007, we completed negotiations with Captaris on the LOI and entered into the LOI on that date. The LOI provided for a purchase price range of $3.85 to $4.00 per share, plus the Cash Dividend, which would consist of all of Castelle's cash as of the closing in excess of $7.4 million (after repayment of all transaction costs), subject to a working capital adjustment. If Castelle's cash as of the closing is less than $7.4 million, the LOI provided for a dollar-for-dollar reduction to the purchase price.

•	On January 17, 2007, Captaris provided us with a proposed timeline, responsibility list and an expanded due diligence list to continue the due diligence review process.
•	On January 18, 2007, key officers and representatives of both Castelle and Captaris held a telephone conference call to review the proposed timeline, responsibility and due diligence list.
•

After a series of face-to-face meetings, phone calls and correspondences between Castelle, our board of directors and legal counsel and Venturi & Company, LLC between January 17, 2007 and January 22, 2007, we selected Venturi & Company, LLC to perform a fairness analysis of the proposed transaction.

•

Between January 18, 2007 and April 25, 2007, Captaris conducted extensive due diligence review activities. During this time, many meetings were held and many supplemental document and information requests were issued by Captaris and responded to by us. Also during this time, many meetings between the officers and representatives of the two companies were held, both in person and by telephone, with each party traveling to the offices of the other on multiple occasions.

•	On January 23, 2007, Messrs. Chen and Fernandez met with Captaris at its corporate headquarters in Washington as part of ongoing due diligence activities.
•

Between November 16, 2006 and April 25, 2007, there were many discussions held between our officers and our board of directors, and members of our board of directors received regular and extensive briefings and information on the ongoing discussions, interactions and negotiations between Castelle and Captaris.

•

At a regular meeting of our board of directors held on March 1, 2007, Messrs. McDonald and Cheng and our outside legal counsel reviewed at length with our board of directors the ongoing due diligence, negotiations and discussions with Captaris. At the meeting, our board of directors formalized its previous approval of the NDA, the No Shop, the LOI, as amended, and the engagement letter entered into with Venturi & Company, LLC. Our board of directors also authorized Mr. McDonald to further amend the LOI to extend the period of exclusivity with Captaris through March 28, 2007.

•	On March 2, 2007, Mr. McDonald executed an amendment requested by Captaris to extend the period of exclusivity of the LOI through March 28, 2007.
•	On March 6, 2007, Messrs. McDonald and Anastasi met in the San Francisco Bay Area and discussed and negotiated elements of the proposed transaction.
•	On March 20, 2007, the first draft of the merger agreement was circulated by Captaris to us for review and comment.
•	Between March 20, 2007 and April 25, 2007, negotiations, schedule preparation, revision and comment continued on the terms and conditions of the merger agreement.

•

On March 29, 2007, our board of directors discussed the status of the negotiation of the potential transaction between the companies at a special meeting of our board of directors. At the meeting, our board of directors authorized Mr. McDonald to execute an amendment to the LOI to extend the exclusivity period at his discretion, for up to an additional 30 days past the previous date of March 28, 2007.

•	On March 30, 2007, at the request of Captaris, Mr. McDonald executed an amendment to the LOI to extend the period of exclusivity of the LOI through April 16, 2007.
•

Between December 12, 2006 and April 3, 2007, Mr. McDonald and Mr. Cheng held extensive discussions with Captaris executives and its investment bankers on pricing for the proposed transaction. As of April 3, 2007, we awaited a “final” proposed price offer from Captaris, which had been increased through many discussions and negotiations to a range between $3.90 and $4.00 per share, plus the Cash Dividend on the terms described in the LOI.

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On April 5, 2007, our officers were informed that the board of directors of Captaris gave approval to move forward with a merger between the companies based upon a $3.95 per share, plus the Cash Dividend on the terms described in the LOI.

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On April 6, 2007, our board of directors discussed the status of the potential transaction between the companies at a special meeting of our board of directors. At the meeting, our board of directors approved moving forward with the proposed transaction, subject to satisfactory completion of the merger agreement and shareholder approval, at a purchase price of $3.95 per share of our common stock, plus the Cash Dividend on the terms described in the LOI.

•

Between April 15, 1007 and April 24, 2007, discussions and negotiations were held between Mr. McDonald, Mr. Anastasi and Mr. Chris Stanton, Chief Legal Officer of Captaris, on the terms for an agreement between Mr. McDonald and Captaris, which agreement is described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger,” for the provision of services by Mr. McDonald to Captaris after the closing of the transaction.

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On April 17, 2007, Messrs. Cheng and Papano concluded negotiations on any “Working Capital Adjustment,” which would potentially take place based upon changes to our working capital from a target amount at the time of the closing of the transaction.

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On April 17, 2007, Castelle was informed that the board of directors of Captaris gave final approval to acquire Castelle at a cash price of $3.95 per share, plus the Cash Dividend on the terms outlined in the LOI.

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On April 21, 2007, the parties reached agreement on the negotiated break-up fee. The terms of the merger agreement were updated to include a negotiated break-up of $700,000 plus reimbursement of up to $250,000 of transaction related expenses, which would only be paid in certain circumstances.

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On April 23, 2007, the parties reached agreement on (i) an approach for effective “cashless exercise” of vested options immediately prior to the closing; and (ii) a net working capital “band” expanding to $100,000 before any downward purchase price adjustment would be made.

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On April 24, 2007, the parties agreed that, in lieu of the Cash Dividend, the final price per share would instead be adjusted to the extent Castelle’s cash balance at closing, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, in addition to the working capital adjustment.

•

On April 24, 2007, our board of directors held a special board meeting and unanimously approved execution of the merger agreement in substantially the form presented to our board of directors, for a cash purchase price of $3.95 per share of common stock, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000).

•	On April 25, 2007, our board of directors held a special meeting and discussed certain changes to the merger agreement proposed by Captaris.
•

On April 25, 2007, each of our executive officers and each member of our board of directors signed a voting agreement whereby they agreed to vote their shares in favor of the transaction. Also on April 25, 2007, our executive officers entered into the agreements described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger.”

•

On the evening of April 25, 2007, Messrs. McDonald, Cheng and Anastasi met at our corporate headquarters in Morgan Hill, California. After ironing out several details and open items well into the evening, Messrs. McDonald and Anastasi executed the merger agreement.

•	On April 26, 2007, we and Captaris issued a joint press release announcing the execution of the merger agreement.
Recommendation of Castelle’s Board of Directors and Reasons for the Merger

In the course of reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Castelle shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our management, financial advisor and legal counsel, reviewed a substantial amount of information and considered many factors, including, among others, the following:

Merger Consideration and Financial Analysis. Castelle’s board of directors’ view of the consideration to be paid by Captaris, including:

•

the $3.95 per share in cash, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000), which provides certainty and immediate value to our shareholders;

•	the premium to the current and historical closing trading prices of Castelle common stock represented by the per share cash merger consideration; and
•

the financial analyses reviewed by Venturi & Company LLC at the meeting of our board of directors held on April 24, 2007, and the oral opinion of Venturi & Company rendered to our board of directors on April 24, 2007, subsequently confirmed in writing on April 24, 2007, to the effect that, as of that date and based upon and subject to the considerations set forth in its opinion, the $3.95 per share in cash to be received by the holders of Castelle common stock pursuant to the merger agreement, subject to the adjustments described above, was fair, from a financial point of view, to our shareholders; a copy of the full text of the written opinion of Venturi & Company is attached to this proxy statement as Annex C.

You are urged to, and should, read the opinion of Venturi & Company in its entirety for a description of, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Venturi & Company in rendering its opinion.

Strategic Assessment. Our board of directors’ assessment of a number of strategic, financial and operational considerations, including:

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the possible alternatives to the merger (including the possibilities of seeking to engage in a combination with a company other than Captaris or continuing to operate Castelle as an independent entity and the risks of those alternatives), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Castelle or to create greater value for our shareholders than the merger;

•	the prospects for Castelle’s growth and profitability as an independent company, and the risks to such growth and profitability;
•	our board of directors’ knowledge of, and beliefs about, the competitive environment in which Castelle operates and trends in its market;
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the anticipated benefits to our customers and the collective customers of the combined entity, including but not limited to (i) the overall benefits accruing to the Castelle from joining with Captaris, the overwhelming market leader in the network fax industry, (ii) the expected increased ability of our products to enjoy greater market recognition and penetration, (iii) the ability for the combined entity to extend its leadership position in the fax market, particularly for small and medium-sized enterprises, (iv) improved distribution, (v) an expanded portfolio of product offerings to be available, and (vi) increased flexibility, choice and improved cost effectiveness;

•	the anticipated benefits to Castelle from an overall lower cost in complying with Sarbanes-Oxley requirements within the combined entity versus the costs on a stand-alone basis; and
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the anticipated synergies and shared resources and skills available to the combined entity, including improved distinctive competence in the multi-function printer (MFP) market, the fax over internet protocol (FoIP) market, and the increased ability to expand into broader market opportunities.

Terms of the Merger Agreement and Voting Agreements. Our board of directors’ consideration of the terms of the merger agreement and the voting agreements, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•

the right of our board of directors under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to Castelle’s shareholders, to consider unsolicited acquisition proposals and to change its recommendation with respect to the merger;

•	the limited number and nature of the conditions to Captaris’ obligations to complete the merger and the likelihood that the merger would be completed; and
•

the terms of the voting agreements to be executed by our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that Castelle shareholders will not participate in any potential future growth of Castelle or Captaris;
•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Captaris;
•	the possibility that Castelle could grow faster or be substantially more profitable than expected and that a third party would be willing to pay a higher price for Castelle in the future;
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the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our employees, our customers, and our relationships with other third parties, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the transaction might not be consummated due to the potential failure to satisfy one or more of the closing conditions;

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the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must reimburse Captaris for all fees and expenses actually incurred by Captaris in connection with the merger, up to a maximum of $250,000, and pay Captaris a termination fee of $700,000 if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger;

•	the fact that the income realized by shareholders as a result of the merger generally will be taxable to our shareholders; and
•

the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation. Our board of directors concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger and that considering the financial position of Castelle, no reasonable concern exists that Castelle, as the surviving corporation, will be unable to fulfill the obligations of Castelle to its creditors. In addition, our board of directors considered the interests that certain directors and executive officers of Castelle may have with respect to the merger, in addition to their interests as shareholders of Castelle generally, as described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger.”

The foregoing discussion of factors considered by our board of directors is not meant to be exhaustive but includes the material factors considered by our board of directors in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Castelle and its shareholders, approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, and recommending that Castelle’s shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. In view of the wide variety of factors considered by our board of directors in connection with the evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their determination based on the totality of the information presented to them, and the judgments of individual members of our board of directors may have been influenced to a greater or lesser degree by different factors.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Castelle’s Financial Advisor

Venturi & Company was asked by our board of directors to render an opinion to our board of directors as to the fairness, from a financial point of view, to our shareholders of the consideration to be received by the shareholders of Castelle in connection with the merger. On April 24, 2007, Venturi & Company delivered to our board of directors its oral opinion, subsequently confirmed in writing on that date, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters Venturi & Company considers relevant, the consideration to be received by the shareholders of Castelle pursuant to the merger agreement is fair, from a financial point of view, to the shareholders of Castelle.

The full text of the written opinion of Venturi & Company is attached to this Proxy Statement as Annex C and incorporated into this Proxy Statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

Venturi & Company was retained to serve as an advisor to our board of directors and not as an advisor to or agent of any shareholder of Castelle. Venturi & Company’s opinion was prepared for confidential use by our board of directors and is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by our shareholders in the merger and does not address our underlying business decision to enter into the merger agreement or any other terms of the merger or the merger agreement. Venturi & Company’s opinion does not constitute a recommendation to any Castelle shareholder as to how such shareholder should vote at any shareholders’ meeting held in connection with the merger.

The merger consideration was determined in negotiations between Castelle and Captaris, in which Venturi & Company did not advise our board of directors. Venturi & Company did not recommend the merger consideration. No restrictions or limitations were imposed by our board of directors on Venturi & Company with respect to the investigations made or the procedures followed by Venturi & Company in rendering its opinion.

In rendering its opinion, Venturi & Company, among other things:

•	reviewed the “Project Brunello Slides – Strategy and Merger Rationale” dated November 27, 2006, prepared by the financial advisor to Captaris;
•	reviewed the presentation to Captaris by Castelle regarding “Project Brunello” dated December 21, 2006;
•	analyzed public filings and certain publicly available information regarding our trading performance and metrics;
•	reviewed certain transaction-related documents;
•	held discussions with Castelle management and advisors regarding the transaction and reviewed certain documents pertaining to our operations and financial results;
•	analyzed certain publicly available information regarding the trading, financial and operational performance of companies deemed to be comparable to Castelle;
•

analyzed selected recent business combinations of companies in the fax server and enterprise document management industry whose operations, for the purposes of the analysis, may be deemed to be similar in whole or in part to certain operations of Castelle’s; and

•	reviewed the “Computer-Based Fax Markets, 2005-2010” research report by Peter J. Davidson.

Venturi & Company also had conversations with certain officers and employees of Castelle to discuss the business and prospects of Castelle, as well as other matters Venturi & Company believed were relevant, and considered such other data and information that Venturi & Company judged necessary to render its opinion.

In rendering its opinion, Venturi & Company assumed the accuracy of and relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise reviewed by or discussed with Venturi & Company, or which was publicly available. Venturi & Company was not engaged to, and did not independently attempt to, verify any of that information. Venturi & Company also relied upon the management of Castelle as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of our board of directors, that those projections were reasonably prepared and reflect the best currently available estimates and judgments of Castelle. Venturi & Company was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. Venturi & Company did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of Castelle, nor was it furnished with any evaluation or appraisal. Venturi & Company also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without a material adverse effect on Castelle or the merger.

Venturi & Company was not asked to, nor did it render, any opinion as to the material terms of the merger agreement or the form of the merger transaction. Venturi & Company, with the consent of our board of directors, assumed that the final executed form of the merger agreement would not differ in any material respect from the draft that Venturi & Company examined in rendering its opinion, and that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the merger agreement. Venturi & Company did not solicit, nor was it asked to solicit, third party interest in a transaction involving Castelle.

Venturi & Company’s opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its opinion and does not address any matters after such date. Although subsequent developments may affect its opinion, Venturi & Company does not have the obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by Venturi & Company in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by Venturi & Company but includes all material factors considered by Venturi & Company in rendering its opinion. Venturi & Company drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.

Each analysis performed by Venturi & Company is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Venturi & Company believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for Venturi & Company to arrive at its opinion.

Castelle Stock Performance and Trading Analysis. Venturi & Company examined the daily historical volume and trading prices of Castelle common stock. Venturi & Company also compared the recent stock performance of Castelle with that of the NASDAQ Composite Index and two indices constructed by Venturi & Company, referred to as the Tier 1 Composite and the Tier 2 Composite. The Tier 1 and Tier 2 Composites were comprised of public companies with operations that Venturi & Company deemed similar, in whole or in part, to Castelle. For the Tier 1 Composite, Venturi & Company selected six comparable public companies engaged in the fax server and services business, or offering a broader range of document capture and electronic interchange services, with trailing twelve month (“TTM”) revenues ranging between $13 million and $500 million. The Tier 1 Composite consists of the following companies: Captaris, Inc.; Dicom Group plc; EasyLink Services Corp.; Esker S.A.; Omtool, Ltd.; and Premiere Global Services, Inc. For the Tier 2 Composite, Venturi & Company selected six comparable public companies categorized as enterprise document management companies with TTM revenues ranging between $89 million and $500 million. The Tier 2 Composite consists of the following companies: Captaris, Inc.; Docucorp International, Inc.; Interwoven, Inc.; Mobius Management Systems, Inc.; Open Text Corp.; and Vignette Corp.

Comparable Transactions. Venturi & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, representing transactions since October 1, 2003. While none of the companies participating in the selected transactions are directly comparable to Castelle, the companies participating in the selected transactions are companies that, for purposes of this analysis, have operations that may be considered similar to certain operations of Castelle. The following table lists those transactions:

Acquiror	Target
Premiere Global Services, Inc.	Accucast, Inc.
Neotel International, Inc.	Admiral Secure Products, Inc.
Omtool Ltd.	BlueChip Technologies, Ltd.
Premiere Global Services, Inc.	Citizens Communications (Conferencing Business)
Premiere Global Services, Inc.	EC Teleconferencing Pty Ltd.
Premiere Global Services, Inc.	Enunciate Corp.
Captaris, Inc.	Information Management Research, Inc.
Premiere Global Services, Inc.	Mercatur Wireless
Premiere Global Services, Inc.	Netspoke, Inc.
EasyLink Services Corp.	Quickstream Software

Acquiror	Target
Captaris, Inc.	Rightfax Distribution Business

In examining the selected transactions, Venturi & Company calculated the ratios of the total enterprise value (defined as the market value of the common equity plus book value of total debt and preferred stock, less cash) of the transaction (based on the acquisition price) to (i), to the extent available, the target company’s revenue for the latest twelve month (“LTM”) period ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction, and (ii), to the extent available, the target company’s earnings before interest, taxes, depreciation and amortization (or “EBITDA”), for the LTM period ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction. Due to the lack of publicly disclosed metrics for the comparable transactions listed above, this methodology was utilized primarily for reference.

Comparable Market Multiples. Venturi & Company reviewed and compared publicly available selected financial data and stock trading prices for eleven publicly traded companies chosen by Venturi & Company with operations that were deemed to be comparable, in whole or in part, to those of Castelle. These eleven companies were separated into two tier groups:

Tier 1 Composite

Captaris, Inc.	Dicom Group plc
EasyLink Services Corp.	Esker S.A.
Omtool, Ltd.	Premiere Global Services, Inc.

Tier 2 Composite
Captaris, Inc.	Docucorp International, Inc.
Interwoven, Inc.	Mobius Management Systems, Inc.
Open Text Corp.	Vignette Corp.

For each of these comparable companies, Venturi & Company calculated the applicable company’s ratios of the total enterprise value as of the latest publicly reported period through April 23, 2007 to that company’s respective revenue and EBITDA levels for the LTM period covered by its most recently filed Form 10-K or Form 10-Q, as applicable. The results are summarized below:

Comparable Market Multiples Range

Tier 1 Composite	Low		High
Enterprise Value/LTM Revenue	1.22 x	-	1.36 x
Enterprise Value/LTM EBITDA	12.80 x	-	18.94 x

Tier 2 Composite
Enterprise Value/LTM Revenue	1.88 x	-	2.09 x
Enterprise Value/LTM EBITDA	20.57 x	-	23.28 x

The implied metrics of the transaction value of the merger indicate a substantial premium for Castelle over the more comparable Tier 1 Composite companies on a multiple of LTM revenue and EBITDA, as well as a premium to the much larger and more profitable Tier 2 Composite companies on a multiple of LTM EBITDA basis:

Proposed Castelle Acquisition Price of $3.95 per Share		Premium/(Discount) Range to
plus estimated Cash Adjustment		Tier 1 Composite Range			Tier 2 Composite Range
Implied Transaction Value/LTM Revenue:	1.78 x	30.98%	-	45.78%	(14.76%)	-	(4.96%)
Implied Transaction Value/LTM EBITDA:	27.69 x	46.17%	-	116.37%	18.96%	-	34.63%

Given our size and relative underperformance in contrast to the Tier 1 Composite and Tier 2 Composite comparables, the implied revenue and EBITDA multiples of the transaction value represent a meaningful premium to the comparable publicly traded companies.

Control Premium Study. Using publicly available information, Venturi & Company analyzed premiums associated with control transactions of companies with operations deemed to be similar, in whole or in part, to Castelle. Data was taken for transactions that occurred since 2005 in the fabricated metal products, industrial machinery and computers; communications; and business services industries. The results are summarized below with the median and mean control premiums, based on normalized trading levels prior to the announcement date, for the selected transactions at 19.6% and 27.0%, respectively.

	Implied Control Premiums
Industry	Median	Mean
Business Services	16.8%	23.4%
Communications	21.4%	24.7%
Fabricated Metal Products, Industrial Machinery and Computers	20.6%	33.0%

	19.6%	27.0%

Venturi & Company noted that the merger consideration comprising $3.95 plus an estimated cash adjustment per share based on Company budgets and forecasts represents premiums of 18.67%, 23.47%, 25.84%, 27.66%, and 26.62%, respectively, to Castelle’s same-day, 10-day, 20-day, 30-day, and 45-day trailing average share prices based on the April 23, 2007 closing price of Castelle common stock.

The control premiums associated with the proposed Castelle acquisition consideration for the trailing periods analyzed generally fall within, or at the high end, of the applicable control premium range for companies with operations that are deemed to be similar, in whole or in part, to those of Castelle.

Discounted Cash Flow Analysis. Venturi & Company did not perform a discounted cash flow analysis for Castelle due to the lack of financial forecasts for Castelle beyond the 2007 fiscal year estimates.

Conclusion. The summary set forth above describes the principal analyses performed by Venturi & Company in connection with its opinion delivered to our board of directors on April 24, 2007. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by Venturi & Company was carried out in order to provide a different perspective on the merger and add to the total range of information available. Venturi & Company did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Venturi & Company considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, Venturi & Company did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Venturi & Company believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Venturi & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Venturi & Company are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Based upon its analyses, and subject to the assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, Venturi & Company is of the opinion that, as of the date of the opinion, the merger consideration to be received by the public holders of our common stock as provided in the merger agreement is fair to such holders from a financial point of view.

Interests of Castelle’s Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and executive officers have interests in the merger in addition to their interests as Castelle shareholders. These interests may be different from, or in addition to, your interests as a Castelle shareholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The interests described below represent the aggregated interests of our board of directors and executive officers that arise as a result of the merger and incorporate (in the case of Michael Petrovich) or supersede (in the case of our other executive officers) any change of control benefits previously granted to the persons named in this section.

Ownership of Castelle Common Stock and Options. Our directors and executive officers hold shares of Castelle common stock and options as described below in “Security Ownership of Certain Beneficial Owners and Management.” Upon the effectiveness of the merger, each such share of Castelle common stock and option to purchase Castelle common stock held by our directors and executive officers will be converted into the right to receive the cash merger consideration described above.

Acquisition Bonus. Our directors approved the payment of bonuses to our Chief Executive Officer and to our Chief Financial Officer based on the amount of any positive adjustment to the merger consideration at the effective time of the merger. For a description of the possible merger consideration adjustment, please see “Proposal One – Merger Proposal, The Merger – Merger Consideration.” The bonuses will be paid before the effectiveness of the merger and therefore will reduce the positive adjustment to the merger consideration. No bonuses will be paid until and unless there is more than a $329,300 positive adjustment to the merger consideration before the payment of the bonuses, or total merger consideration after the payment of the bonuses of at least $4.00 per share. In the event that the Castelle cash balance at the effectiveness of the merger results in more than a $329,300 positive adjustment to the merger consideration before adjusting for the payment of the bonuses, our Chief Executive Officer will receive a bonus of $75,000. In addition, for the next $375,000 of Castelle cash, our Chief Executive Officer and Chief Financial Officer would receive as a bonus equal to 26.67% and 13.33% of such cash, respectively, with the remaining 60.00% of such cash being included in the positive adjustment. For any Castelle cash beyond that level, our Chief Executive Officer and Chief Financial Officer will receive as a bonus equal to 21.33% and 10.67% of such cash, respectively, with the remaining 68.00% of such cash being included in the positive adjustment. Our directors believe these bonuses will further motivate our Chief Executive Officer and our Chief Financial Officer to maximize the final merger consideration that is paid and further align their interests with Castelle’s shareholders. The directors also believe that the bonuses appropriately recognizes the extraordinary efforts of these individuals throughout the transaction.

New Employment Arrangement with Castelle’s Chief Executive Officer. In connection with the merger, Captaris entered into an employment agreement with Scott C. McDonald, our President and Chief Executive Officer, pursuant to which, Captaris will employ Mr. McDonald after the completion of the merger as the President of Castelle, which will then be a wholly-owned subsidiary of Captaris, for a term of six months. Under the terms of this agreement, Mr. McDonald will receive a monthly base salary of $18,750, will be paid two quarterly bonuses of $37,500 each and will be eligible to participate in Captaris’ employee benefit programs. Mr. McDonald will also be eligible for an additional lump sum bonus of up to $125,000 based on the achievement of certain company and individual objectives. In addition, upon the six-month expiration of the agreement, Mr. McDonald will receive a payment of $175,000. If, however, Mr. McDonald is terminated by Captaris without “cause” (as defined in the agreement) prior to the expiration of the agreement, he will instead receive a termination payment of $225,000.

New Employment Arrangement with Castelle’s Vice President, Finance and Administration, Chief Financial Officer and Secretary. In connection with the merger, Captaris entered into an employment agreement with Paul Cheng, our Vice President, Finance and Administration, Chief Financial Officer and Secretary, pursuant to which, Captaris will employ Mr. Cheng after the completion of the merger as the Vice President of Finance of Castelle until February 15, 2008. Under the terms of this agreement, Mr. Cheng will receive a monthly base salary of $11,666 and will be eligible to participate in Captaris’ employee benefit programs. Mr. Cheng will also be eligible for two quarterly bonuses of up to $15,000 each as well as a lump sum bonus of up to $28,000 based on the achievement of certain company and individual objectives. In addition, upon the expiration of the agreement on February 15, 2008 or upon the earlier termination of Mr. Cheng by Captaris without “cause” (as defined in the agreement), Mr. Cheng will receive a payment of $70,000.

Existing Severance Arrangement with Castelle’s Vice President of North American Sales. Pursuant to an existing agreement between Castelle and Michael Petrovich, our Vice President of North American Sales, we have agreed to pay Mr. Petrovich a severance payment of six months of his base salary if we terminate his employment without cause.

New Severance Agreements with Other Executive Officers. In connection with the merger, Captaris entered into severance agreements with each of Eric Chen, our Senior Vice President, Engineering and Business Development; Richard Fernandez, our Vice President, Operations; and Edward Heinze, our Senior Vice President of Sales, U.S. Under these agreements, Messrs. Chen, Fernandez and Heinze will be entitled to severance payments of $87,500, $65,000 and $45,000, respectively, upon their termination of employment by Captaris without “cause” (as defined in each individual’s respective agreement) prior to December 31, 2007.

Indemnification of Directors and Officers and Insurance. The merger agreement provides that from and after the effective time of the merger, Captaris will, and will cause the surviving corporation in the merger to, fulfill and honor in all respects the obligations of Castelle under any indemnification agreements with our directors and officers. In addition, the articles of incorporation and bylaws of the surviving corporation in the merger will, for a period of six years after the effective time of the merger, contain provisions with respect to exculpation and indemnification that are at least as favorable to our directors and officers as those contained in our current articles of incorporation and bylaws. The merger agreement further provides that we may purchase a “tail” insurance policy with terms and conditions that are comparable to those of our existing directors’ and officers’ insurance policy and that has an effective term of six years after the effective time of the merger. Captaris will reimburse us for up to $85,000 of the cost to purchase such tail policy, less the amount of any refund we receive with respect to our existing directors’ and officers’ insurance policy.

Voting Agreements. Our directors and executive officers have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof. Please see “Proposal One – Merger Proposal, Voting Agreements.”

Dissenters’ Rights

If the merger is completed, any holder of Castelle common stock as of the record date may, by complying with the provisions of California law require Castelle to purchase such holder’s shares at their fair market value. The fair market value will be determined as of April 25, 2007, the date immediately prior to the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a consequence of the proposed merger. Castelle shareholders who are considering asserting and exercising dissenters’ rights should consult their legal advisors.

Appraisal under California law requires strict compliance with the procedures set forth in Chapter 13 of the California General Corporation Law. Failure to follow any of these procedures may result in a termination or waiver of dissenters’ rights under California law. The applicable provisions of California law are summarized below. Castelle shareholders who choose to exercise dissenters’ rights under California law must fully comply with the requirements of Chapter 13 of the California General Corporation Law.

Under the California General Corporation Law, a Castelle shareholder may be entitled to dissenters' rights with respect to his shares of Castelle common stock if such shares:

•	were outstanding on the record date; and
•	were not voted in favor of the merger.

Within 10 days of approval of the merger by Castelle shareholders, each shareholder who is entitled to dissenters’ rights shall receive a notice of such approval and a statement of the price determined by Castelle to represent the fair market value of Castelle capital stock. The notice will also describe the rights to which such shareholders are entitled and shall be accompanied by a copy of Chapter 13 of the California General Corporation Law (attached as Annex D to this proxy statement). Within 30 days of the date of the mailing of such notice, Castelle shareholders must assert their dissenters’ rights by delivering a written demand to Castelle or its transfer agent. The written demand must set forth the number and class of shares that such shareholder desires to be repurchased and include a statement as to what such shareholder claims to be the true fair market value of such shares. The statement of fair market value will constitute an offer by such shareholder to sell his shares at the price indicated therein.

If the shareholder and Castelle agree upon the fair market value and the shares held by such Castelle shareholder qualify as dissenting shares, the Castelle shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If the shareholder and Castelle are unable to agree upon the fair market value of the shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California Superior Court seeking a determination by the court of the fair market value of the shares and/or whether the shares qualify as dissenting shares. The complaint must be filed within six months of the date on which the notice of the approval of the merger was mailed to Castelle shareholders.

After determining which shareholders are entitled to appraisal, the court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will then direct payment of the fair value of the shares, together with interest, if any, to the dissenting shareholders. Any cash dividends declared and paid by upon the dissenting shares after the date of approval of the merger by Castelle shareholders shall be credited against the total amount to be paid to the dissenting shareholders. The costs of proceedings may be determined by the court and shared by the parties as the court deems fit.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to shareholders of Castelle whose shares of Castelle common stock are transferred to Captaris in consideration for the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary below is limited to shareholders who hold shares of Castelle common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including: expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, shareholders who hold their shares of Castelle common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, shareholders who acquired their shares of Castelle common stock upon the exercise of employee stock options or in other compensatory arrangements, or shareholders who exercise dissenters' rights. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

As used in this discussion, a “U.S. holder” is any beneficial owner of shares of Castelle common stock who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;
•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of source.

A “non-U.S. holder” is any beneficial owner of shares of Castelle common stock (other than an entity taxed as a partnership for federal income tax purposes) who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders. The receipt of cash pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. holder in the merger and the U.S. holder’s adjusted tax basis in the shares of Castelle common stock transferred to Captaris in consideration for cash in the merger. If shares of Castelle common stock are held by a U.S. holder as capital assets, gain or loss recognized by such U.S. holder will be capital gain or loss, which will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of Castelle common stock exceeds one year. Capital gains recognized by an individual U.S. holder upon a disposition of a share of Castelle that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary U.S. federal income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of shares of Castelle common stock (i.e., shares acquired at the same cost in a single transaction) transferred to Captaris in consideration for cash in the merger.

Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash merger consideration for shares of Castelle common stock in the merger. This general rule, however, is subject to some exceptions. For example, the gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base in the U.S. maintained by such non-U.S. holder);

•

the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder beneficially owned more than 5% of Castelle common stock at any time during the five years preceding the merger.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

We believe we are not currently, have not been and do not anticipate becoming a USRPHC. Non-U.S. holders who have owned (actually or constructively) more than five percent (5%) of the shares of our common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Backup Withholding. A shareholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) whose shares of Castelle common stock are transferred to Captaris in consideration for the merger consideration may be subject to backup withholding at the backup withholding rate of 28% unless the shareholder provides the shareholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Shareholders for whom a Form W-9 is not appropriate should complete and return the appropriate Form W-8. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund generally can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM (INCLUDING THE APPLICATION AND EFFECT OF THE U.S. FEDERAL INCOME TAX LAWS, ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND ANY APPLICABLE TAX TREATY).

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this proxy statement and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the SEC, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that at the effective time of the merger, Merlot Acquisition Sub, a direct wholly-owned subsidiary of Captaris, will be merged with and into Castelle. Upon the consummation of the merger, Castelle will continue as the surviving corporation and will become a wholly-owned subsidiary of Captaris.

Merger Consideration

At the effective time of the merger, each of share of Castelle common stock outstanding immediately prior to the effective time of the merger, other than any shares held by us or our wholly-owned subsidiaries and any shares of Castelle common stock held by Captaris or Merlot Acquisition Sub or any wholly-owned subsidiary of Captaris, will be extinguished in consideration for the right to receive $3.95 in cash, without interest and less any applicable withholding taxes, for each share of Castelle common stock owned by them immediately prior to the effective time of the merger, subject to adjustment to the extent Castelle’s cash balance at the effective time, after payment of transaction costs, of the merger is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000). We refer to this amount as the merger consideration. The merger consideration is also subject to adjustment for stock splits, recapitalizations, reclassification or other similar changes occurring to the outstanding shares of Castelle common stock prior to the closing of the merger. Shares held by us, Captaris, Merlot Acquisition Sub or any of our or Captaris’ wholly-owned subsidiaries will be canceled without consideration immediately prior to the effective time of the merger. The amount of the merger consideration was determined through arm’s-length negotiations between Captaris and us. Please note that there is no maximum or minimum price adjustment and there can be no assurance as to the final price per share.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by Castelle shareholders. The merger will become effective upon the filing of the Articles of Merger with the Secretary of State of the State of California. We currently expect to complete the merger in the third quarter of 2007. However, because the consummation of the merger is subject to a number of conditions, we cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares; Lost, Stolen or Destroyed Certificates

At or prior to the effective time of the merger, Captaris will, or will cause Merlot Acquisition Sub to, deposit with the paying agent that it designates cash in an amount equal to the aggregate consideration payable in the merger. As soon as practicable following the effective time of the merger, the paying agent for the merger will mail to each registered holder of shares of Castelle common stock immediately before the effective time a letter of transmittal and instructions for surrendering the registered holder’s Castelle share certificates. Upon surrender of a share certificate to the paying agent, together with a duly signed letter of transmittal, and such other customary documents as the paying agent or Captaris may reasonably require, holders of shares of Castelle common stock will be entitled to receive $3.95 in cash, without interest and less any applicable withholding taxes, for each share of Castelle common stock owned by them immediately prior to the effective time of the merger, subject to adjustment to the extent Castelle’s cash balance at the effective time of the merger, after payment of transaction costs, is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000). The Castelle share certificates so surrendered will be cancelled.

If any cash is to be paid to a person other than the person in whose name the share certificate is registered, it shall be a condition to payment that the share certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting payment shall pay to the paying agent any transfer or other taxes required by reason of such payment or establish to the satisfaction of the paying agent that such tax has been paid or is not required.

As of the effective time, all holders of certificates representing shares of Castelle common stock that were outstanding immediately prior to the effective time will cease to have any rights as shareholders of Castelle other than the right to receive merger consideration in exchange for such holders’ shares of Castelle common stock. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of Castelle common stock. In addition, no transfer of shares of Castelle common stock after the effective time of the merger will be registered on the stock transfer books of Castelle.

If any Castelle share certificate has been lost, stolen or destroyed, Captaris will require the owner of such certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed to the paying agent and, may in its reasonable discretion, require that the owner of such certificate post a bond in such amount as Captaris may reasonably direct as indemnity against any claim that may be made with respect to that certificate against Captaris, Castelle or the paying agent.

Share certificates should not be surrendered by Castelle shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to Castelle shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Upon demand by Captaris, the paying agent will deliver to Captaris any funds undistributed to Castelle shareholders as of the date 180 days after the effective date of the merger. Any holders of Castelle share certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to Captaris for payment of the merger consideration to which they are entitled.

The merger consideration paid to you upon exchange of your shares of Castelle common stock will be paid in full satisfaction of all rights relating to such shares.

Representations and Warranties

The merger agreement contains customary representations and warranties that Castelle and Captaris made to, and solely for the benefit of, each other. The representations and warranties expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that Castelle delivered to Captaris in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the disclosure letter. The disclosure letter contains information that has been included in Castelle’s general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Castelle’s public disclosures.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of Castelle. We have agreed that until the effective time, we will:

•

(i) carry on our business in the usual, regular and ordinary course, in substantially the same manner and in compliance with all applicable laws and regulations, (ii) pay our debts and taxes when due and pay or perform other material obligations when due, and (iii) use commercially reasonable efforts consistent with past practices and policies to (a) preserve intact our present business organization, (b) keep available the services of our present executive officers and employees, and (c) preserve our relationships with customers, suppliers, licensors, licensees, and others with which we have business dealings;

•	promptly notify in writing Captaris of any material adverse event involving our business or operations;

•	promptly prepare and file this proxy statement and use our reasonable best efforts to have this proxy statement cleared by the SEC as promptly as practicable after filing;
•	cause this proxy statement to be mailed to our shareholders at the earliest practicable time after filing with the SEC;
•

take all actions necessary to call, hold and convene the special meeting to consider and vote upon a proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

provide Captaris and its representatives with reasonable access to (i) all of our and our subsidiaries’ properties, books, contracts, commitments and records, (ii) all other information concerning our and our subsidiaries’ business, properties and personnel (subject to restrictions imposed by applicable law) as Captaris may reasonably request, and (iii) all our and our subsidiaries’ employees as identified by Captaris;

•

use commercially reasonable efforts to obtain any consents, waivers and approvals under any of our or our subsidiaries’ contracts required to be obtained in connection with the consummation of the transactions contemplated by the merger agreement; and

•	take such action so as to cause the termination of our 401(k) plans as of the effective time of the merger.

Negative Covenants of Castelle. We have agreed that, except as otherwise permitted by the terms of the merger agreement or agreed to in writing by Captaris, we will not, and will not permit any of our subsidiaries to:

•	enter into any new line of business material to us and our subsidiaries taken as a whole;
•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of our capital stock or the capital stock of our subsidiaries;
•

issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating us to issue any such securities or rights, other than issuances of Castelle common stock upon the exercise of outstanding stock options;

•	cause, permit or propose any amendments to the our articles of incorporation or bylaws or that of any of our subsidiaries;
•

adopt or implement any shareholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case, is applicable to Captaris or the transactions contemplated by the merger agreement;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to our business;

•

enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

•

sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the our business or the licenses of our products, in each case, in the ordinary course of business and in a manner consistent with past practice, including without limitation, with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

•	effect any material restructuring activities, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;
•

make any loans, advances or capital contributions to, or investments in, any other person, other than: (i) loans or investments by us or a wholly owned subsidiary of Castelle to or in us or any wholly owned subsidiary of Castelle, or (ii) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

•

except as required by concurrent changes in generally accepted accounting principles or the SEC as concurred in by our independent registered public accounting firm, make any change in our methods or principles of accounting or revalue any of our assets;

•

make or change any election in respect of taxes, adopt, change or apply for any accounting method in respect of taxes, enter into any closing agreement or agree to settle or compromise any audit, claim or assessment in respect of taxes, file any amended tax return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•

except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (i) may not be canceled without penalty by the us upon notice of 30 days or less and which provide for express payments by or to us in an amount in excess of $25,000 in any one year or (ii) which involve any exclusive terms of any kind which are binding on us;

•

cancel or terminate without reasonable substitute policy therefor, or amend in any material respect, any material insurance policy naming us as a beneficiary or a loss payee without notice to Captaris;

•

commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against us or relating to any of our businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of us only the payment of monetary damages not exceeding $25,000;

•

except as required by any legal requirement or contract, (i) increase the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any employee or director, (b) adopt or amend any employee benefit plan or make any contribution, other than regularly scheduled contributions, to any employee benefit plan, (c) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of our stock options, or reprice any of our stock options or authorize cash payments in exchange for any of our stock options, (d) enter into any employee agreement or indemnification agreement with any employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into, amend or extend any collectively bargained agreement, or (e) forgive any loans to any employees, officers or directors;

•

enter into any contracts containing, or otherwise subject the surviving corporation in the merger or Captaris to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions following the closing of the merger;

•

provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•	hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;
•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other person (other than any wholly owned subsidiary of Castelle) or enter into any arrangement having the economic effect of any of the foregoing;

•

enter into, modify or amend in a manner adverse in any material respect to us, or terminate certain of our contracts or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to us and our subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such contract in the ordinary course of business, consistent with past practice; or

•

take, commit, or agree in writing or otherwise to take, any of the actions above, or any other action that would prevent us from performing, or cause us not to perform, our covenants or agreements under the merger agreement, or that would reasonably be expected to cause any of the conditions to Captaris’ obligation to consummate the merger described in “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger” not to be satisfied.

In addition, we have agreed not to take any action of divestiture (as described below) that would reasonably be likely to adversely and materially impact Captaris and its subsidiaries taken as a whole, us and our subsidiaries taken as a whole, or the benefits Captaris expects to derive from the merger and the transactions contemplated by the merger agreement, without the prior written consent of Captaris. For purposes of the merger agreement, an “action of divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Captaris, its subsidiaries or affiliates or of Castelle and our subsidiaries, (ii) the imposition of any limitation on the ability of Captaris, its subsidiaries or affiliates or of Castelle and our subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Captaris, the businesses of Castelle and our subsidiaries, or (iii) the imposition of any impediment on Captaris, its subsidiaries or affiliates or of Castelle and our subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

Affirmative Covenants of Castelle and Captaris. Both Captaris and Castelle have agreed that each party will:
•

give prompt notice to the other party of (i) any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate, or any failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement, in each case, such that the conditions of the other party’s obligation to consummate the merger described in “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger” would not be satisfied or (ii) any actions, suits, claims, investigations or proceedings commenced by any person (including a governmental entity) that seek to prohibit or materially impair the consummation of the merger and the transactions contemplated in the merger agreement;

•

consult with the other party before issuing, and provide to the other party the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to the merger agreement and the transactions contemplated thereby, except as may be required by law or any listing agreement with The NASDAQ Stock Market or any other applicable national or regional securities exchange or market; and

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use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement; however, Captaris will not have any obligation to agree to any action of divestiture.

Castelle Stock Options

The merger agreement provides that, at the effective time of the merger, each Castelle stock option that is outstanding and unexercised immediately prior to the effective time of the merger will be converted into the right to receive an amount of cash equal to (i) the product of (A) the number of shares of our common stock as to which such stock option was vested and exercisable, multiplied by (B) the excess, if any, of the merger consideration to be received for each share of common stock of Castelle, as described above, over the per share exercise price of such stock option, less (ii) any applicable withholding taxes.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Captaris will, and will cause the surviving corporation in the merger to, fulfill and honor in all respects the obligations of Castelle under any indemnification agreements with our directors and officers. In addition, the articles of incorporation and bylaws of the surviving corporation in the merger will, for a period of six years after the effective time of the merger, contain provisions with respect to exculpation and indemnification that are at least as favorable to our directors and officers as those contained in our current articles of incorporation and bylaws.

The merger agreement further provides that we may purchase a “tail” insurance policy with terms and conditions that are comparable to those of our existing directors’ and officers’ insurance policy and that has an effective term of six years after the effective time of the merger. Captaris will reimburse us for up to $85,000 (less the amount of any refund we receive with respect to our existing directors’ and officers’ insurance policy) of the cost to purchase such tail policy.

Holding Special Meeting of Shareholders; Obligations of Castelle’s Board of Directors with Respect to Its Recommendations

Castelle has agreed to take all action necessary to call, give notice and hold the special meeting of shareholders as promptly as practicable after the date of the merger agreement, and to the extent practicable, no later than 45 days after the mailing of this proxy statement to Castelle shareholders.

Castelle has agreed that, except in certain limited circumstances described below, it would include a statement in this proxy statement to the effect that, its board of directors unanimously recommends that Castelle shareholders approve the merger agreement, the merger and the other transactions contemplated by the merger agreement at Castelle’s special meeting of shareholders.

The merger agreement provides that Castelle’s board of directors shall not withdraw or modify its recommendation that Castelle shareholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in a manner adverse to Captaris, except that at any time prior to the approval of the merger agreement by Castelle’s shareholders, Castelle’s board recommendation may be withdrawn or modified in a manner adverse to Captaris if:

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a superior offer (as described in “Proposal One – Merger Proposal, The Merger Agreement – Exception to Prohibition on Discussing and Negotiating Acquisition Proposals”) has been made and has not been withdrawn;

•	the special meeting has not occurred;
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we have (i) delivered to Captaris a written notice at least three business days prior to publicly effecting such change of recommendation, (ii) provided Captaris a copy of all written materials delivered to the person or group making the superior offer and a summary of all material oral conversations between us and such party regarding the superior offer, and (iii) made available to Captaris all materials and information made available to the person or group making the superior offer;

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after delivering the change of recommendation notice described above, we provide Captaris with a reasonable opportunity to make such adjustments in the terms and conditions of the merger agreement during such three business day period, and negotiate in good faith with respect thereto during such three business day period, as would enable us to proceed with our recommendation to our shareholders in favor of approval and adoption of the merger agreement and the merger without making a change of recommendation;

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our board of directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such superior offer and after considering any adjustments or negotiations with respect to the terms and conditions of the merger agreement, that a change of recommendation is necessary and required to comply with the fiduciary obligations of our board of directors to our shareholders under applicable law; and

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we have not breached any of the restrictions or covenants described above or in “Proposal One – Merger Proposal, The Merger Agreement – Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals.”

Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting Castelle from seeking an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described below, Castelle has agreed that it will not, directly or indirectly (and that it will ensure that its subsidiaries and the directors, officers, other employees, agents, attorneys, accountants, advisors and representatives of Castelle and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal;
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participate in discussions or negotiation of, or furnish any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes or could reasonably be expected to lead to any acquisition proposal;

•	subject to certain exceptions, engage in discussions with respect to any acquisition proposal;
•	subject to certain exceptions, approve, endorse or recommend any acquisition proposal; or
•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

Under the merger agreement, an “acquisition proposal” is any offer or proposal relating to any transaction or series of transactions (other than the merger) involving:

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any purchase or acquisition by any person or group of more than a 10% interest in our or our subsidiaries’ total outstanding voting securities or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of our or our subsidiaries’ total outstanding voting securities;

•	any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries;
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any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of our assets (including our subsidiaries, taken as a whole); or

•	our liquidation or dissolution.

Under the merger agreement, Castelle agreed to cease all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

Castelle has agreed to notify Captaris as promptly as possible after receipt of any acquisition proposal or any request for nonpublic information or inquiry that could reasonably be expect to lead to an acquisition proposal, including the identity of the person making the acquisition proposal, request or inquiry, a copy of all written materials provided by or on behalf of such person in connection with such acquisition proposal, request or inquiry, and a summary of all material oral conversations with such person in connection with such acquisition proposal, request or inquiry. Castelle must provide Captaris all such information as is reasonably necessary to keep Captaris currently informed in all material respects of the status and details of any such acquisition proposal, request or inquiry. Castelle has also agreed to provide Captaris with prior notice of any meeting of our board of directors at which our board of directors could reasonably be expected to consider any acquisition proposal.

Exception to Prohibition on Discussing and Negotiating Acquisition Proposals

The merger agreement provides that, if we receive from any person an unsolicited, bona fide acquisition proposal from a third party that our board of directors believes in good faith is reasonably likely to result in a superior offer and that is not withdrawn, if neither we nor any of our or our subsidiaries’ representatives shall have breached the restrictions described in “Proposal One – Merger Proposal, The Merger Agreement – Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals” and our board of directors concludes in good faith that the following action is required in order for our board of directors to comply with its fiduciary obligations to our shareholders, then we may:

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furnish to such person nonpublic information with respect to us and our subsidiaries pursuant to a confidentiality agreement that contains terms that are at least as restrictive as the terms of the confidentiality agreement that we and Captaris have executed in connection with the merger, provided that we concurrently provide Captaris written notice of our intention to furnish such nonpublic information and furnish such nonpublic information to Captaris together with a list identifying all such nonpublic information furnished by us; and

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engage in negotiations with the person (and its representatives) regarding the acquisition proposal, provided that we concurrently provide Captaris with written notice of our intention to enter into negotiations with such person.

For purposes of the merger agreement, the term “superior offer” means an unsolicited, bona fide written acquisition proposal from a third party on terms that our board of directors has in good faith concluded (following the receipt of advice of our outside legal counsel and our financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, (i) to be more favorable, from a financial point of view, to our shareholders (in their capacities as shareholders) than the terms of the merger, (ii) is reasonably likely to be consummated and (iii ) for which financing, to the extent required, is then fully committed or reasonably determined by our board of directors likely to be obtained.

Material Adverse Effect

Several of our representations and warranties and closing conditions contained in the merger agreement are qualified by reference to whether the item in question has had or could reasonably be expected to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with us, any change, event, violation, inaccuracy, circumstance or effect (each, an “effect”) that, individually or when taken together with other effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, that is or is reasonably likely to:

•	be materially adverse to our business, assets (including intangible assets), liabilities, capitalization, financial condition, or results of operations taken as a whole with our subsidiaries;
•	materially impede the authority of Castelle or Captaris, to consummate the transactions contemplated by the merger agreement and applicable legal requirements;
•	materially delay or prevent the consummation of the transactions contemplated by the merger agreement; or
•	materially impair the ability of Captaris to operate our business immediately after the closing of the merger in the same manner as our business has been operated prior to the closing.

However, none of the following will be deemed to constitute a material adverse effect with respect to us:

•	any effect primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect us taken as a whole with our subsidiaries;
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any effect primarily resulting from changes affecting the industry in which we and our subsidiaries operate generally which changes do not disproportionately affect us taken as a whole with our subsidiaries;

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any effect primarily resulting from a change in our stock price or the trading volume in Castelle common stock, excluding any underlying effect which may have caused such change in our stock price or trading volume;

•	any effect primarily resulting from acts of terrorism or war which changes do not disproportionately affect us taken as a whole with our subsidiaries;
•	any effect primarily resulting from suspension of customer orders resulting from the announcement of the merger agreement and the transactions contemplated by the merger agreement;
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any effect primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for us for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement, excluding our revenues or earnings themselves or any effect which may have affected our revenues or earnings;

•	any effect primarily resulting from changes in generally accepted accounting principles first publicly disclosed after the date of the merger agreement; or
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any effect primarily resulting from any divestiture that would not reasonably be likely to adversely and materially impact us and our subsidiaries taken as a whole, or the benefits Captaris expects to derive from the merger and the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Captaris and Merlot Acquisition Sub. The merger agreement provides that the obligation of Captaris and merger sub to consummate the merger is subject to the satisfaction of the following conditions:

•	Castelle’s shareholders shall have approved the merger agreement;
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less than 5% of the aggregate number of shares of Castelle common stock shall be held by holders who have exercised dissenters’ rights or provided notice of the intention to exercise dissenters’ rights in accordance with California law;

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no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger;

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the representations and warranties made by us in the merger agreement relating to our capitalization and authority to enter into the merger agreement shall be true and correct in all material respects;

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the remaining representations and warranties made by us in the merger agreement shall be true and correct, except in each case, or in the aggregate, as does not have a material adverse effect on us and our subsidiaries, taken as a whole;

•	we shall have performed or complied in all material respects with all of our agreements and covenants under the merger agreement;
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no pending or threatened suit, action or proceeding shall have been asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or (ii) seeking to require Captaris or us or any of our subsidiaries or affiliates to effect an action of divestiture;

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each of our executive officers that has entered into a new employment agreement as described in the section of this proxy statement entitled “Proposal One – Merger Proposal, The Merger – Interests of Castelle’s Executive Officers and Directors in the Merger” (i) shall be employed by Castelle and (ii) shall not have revoked, renounced or unilaterally terminated such employment agreement;

•	our legal counsel shall have delivered to Captaris a legal opinion; and
•	we shall have delivered to Captaris the following:
•	a certificate confirming that certain conditions have been duly satisfied signed by an authorized executive officer of Castelle;
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a certificate signed by our secretary certifying (i) the full force and effect of our articles of incorporation and bylaws, (ii) the accuracy and full force and effect of the resolutions adopted by our board of directors regarding the merger agreement and the transactions contemplated thereby, (iii) the accuracy of the voting results of the special meeting and (iv) our good standing in the State of California;

•	all necessary consents, waivers and approvals of third parties to certain of our material contracts;
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a statement setting forth certain calculations relating to our working capital and the amount of fees and expenses incurred by us in connection with the merger agreement and the transactions contemplated thereby;

•	resignations of our directors and officers; and
•	payoff letters from parties to whom amounts are owed with respect to fees and expenses incurred by us in connection with the merger agreement and the transactions contemplated thereby.

Conditions to the Obligations of Castelle. The merger agreement provides that the obligation of Castelle to consummate the merger is subject to the satisfaction of the following conditions:

•	Castelle’s shareholders shall have approved the merger agreement;
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no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the merger illegal or otherwise prohibiting or preventing consummation of the merger;

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the representations and warranties made by Captaris and Merlot Acquisition Sub in the merger agreement shall be true and correct, except, in each case, or in the aggregate, as does not have a material adverse effect on Captaris’ or Merlot Acquisition Sub’s ability to consummate the merger or to perform their respective obligations under the merger agreement;

•	each of Captaris and Merlot Acquisition Sub shall have performed or complied in all material respects with all of its respective agreements and covenants under the merger agreement;
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no pending or threatened suit, action or proceeding shall have been asserted by any governmental authority challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	Captaris shall have delivered to us the following:
•	a certificate confirming that certain conditions have been duly satisfied signed by an authorized executive officer of Captaris; and
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a certificate signed by the secretaries of Captaris and Merlot Acquisition Sub certifying (i) the full force and effect of the articles of incorporation and bylaws of Captaris and Merlot Acquisition Sub, (ii) the accuracy and full force and effect of the resolutions adopted by the board of directors of Captaris and Merlot Acquisition Sub regarding the merger agreement and the transactions contemplated thereby, (iii) the good standings of Captaris and Merlot Acquisition Sub in their respective states of incorporation.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of the shareholders of Castelle has been obtained, Captaris and Castelle can terminate the merger agreement if Captaris and Castelle agree by mutual written consent to terminate the merger agreement.

The merger agreement also provides that, at any time prior to the consummation of the merger, either before or after the requisite approval of the shareholders of Castelle has been obtained, either Captaris or Castelle can terminate the merger agreement if:

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the merger has not been consummated by August 31, 2007; provided, however, that the right to terminate the merger agreement under this provision will not be available to any party whose action or failure to act was a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

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a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

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the required approval of the merger agreement and the merger by our shareholders has not been obtained at the special meeting; provided, however, that the right to terminate the merger agreement under this provision will not be available to us where the failure to obtain such shareholder approval was caused by our action or failure to act and such action or failure to act constitutes a breach by us of the merger agreement;

The merger agreement provides that Captaris may terminate the merger agreement if:

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at any time prior to the adoption and approval of the merger agreement and the merger by the required vote of our shareholders, a triggering event (as described below) or a breach by us of any of the covenants and restrictions described in “Proposal One – Merger Proposal, The Merger Agreement – Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals” and breached the restrictions described in “Proposal One – Merger Proposal, The Merger Agreement – Exception to Prohibition on Discussing and Negotiating Acquisition Proposals” has occurred;

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we breach any representation, warranty, covenant or agreement set forth in the merger agreement, or if any of our representation or warranty has become untrue, in either case such that the conditions to the obligations of Captaris and Merlot Acquisition Sub to consummate the merger relating to our representations and warranties and agreements and covenants under the merger agreement as described in “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger” would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, provided, that if such inaccuracy in our representations and warranties or breach is curable by us prior to August 31, 2007 through the exercise of reasonable efforts, then Captaris may not terminate the merger agreement under this provision prior to 20 days following the receipt of written notice from Captaris to us of such breach, provided that we continue to exercise all reasonable efforts to cure such breach through such 20-day period; or

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there has occurred a material adverse effect on Castelle that (i) could not reasonably be expected to be cured by us prior to August 31, 2007 or (ii) is continuing as of the earlier of (a) the date on which the conditions set forth in “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger” have been satisfied or waived (other than those that by their terms are to be satisfied or waived at the closing of the merger) and (b) August 31, 2007.

For the purposes of the merger agreement, a “triggering event,” with respect to Castelle, shall be deemed to have occurred if: (i) our board of directors or any committee thereof for any reason has withdrawn or has amended or modified in a manner adverse to Captaris its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger, (ii) our board of directors has failed to include in this proxy statement the unanimous recommendation of our board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger, (iii) our board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within five business days after Captaris requests in writing that such recommendation be reaffirmed, (iv) our board of directors or any committee thereof has approved or recommended any acquisition proposal, (v) we have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any acquisition proposal, or (vi) a tender or exchange offer relating to our securities has been commenced by a person unaffiliated with Captaris and we have not sent to our security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer.

The merger agreement provides that we may terminate the merger agreement if Captaris breaches any representation, warranty, covenant or agreement set forth in the merger agreement, or if any representation or warranty of Captaris has become untrue, in either case such that the conditions to the our obligations to consummate the merger relating to Captaris’ and Merlot Acquisition Sub’s representations and warranties and agreements and covenants under the merger agreement as described in “Proposal One – Merger Proposal, The Merger Agreement – Conditions to the Merger” would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, provided that if such inaccuracy in Captaris’ representations or warranties or breach by Captaris is curable by Captaris prior to August 31, 2007 through the exercise of reasonable efforts, then we may not terminate the merger agreement under this provision prior to 20 days following the receipt of written notice from us to Captaris of such breach, provided that Captaris continues to exercise all reasonable efforts to cure such breach through such 20 day period. However, we may not terminate the merger agreement pursuant to the preceding provision if we have materially breached the merger agreement or if such breach by Captaris is cured within such 20 day period.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

In the event that the merger agreement is terminated (i) by either us or Captaris because the merger has not been consummated by August 31, 2007, (ii) by either us or Captaris because Castelle’s shareholders did not approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) by Captaris upon the occurrence of any of the triggering events as described in “Proposal One – Merger Proposal, The Merger Agreement – Termination of the Merger Agreement” or our breach of any of the covenants and restrictions described in “Proposal One – Merger Proposal, The Merger Agreement – Limitation on Soliciting, Discussing and Negotiating Other Acquisition Proposals” and breached the restrictions described in “Proposal One – Merger Proposal, The Merger Agreement – Exception to Prohibition on Discussing and Negotiating Acquisition Proposals” or (iv) by either us or Captaris in the event (a) of a change in the recommendation of our board of directors with respect to the approval of the merger agreement and the merger and (b) a court of competent jurisdiction determines in a final judgment that, under such circumstance, submission by our board of directors of the merger and the merger agreement to our shareholders at the special meeting would violate California law and constitute a breach of the fiduciary duties of our board of directors, then we must reimburse Captaris for all fees and expenses actually incurred by Captaris in connection with the merger, up to a maximum of $250,000, and pay Captaris a termination fee of $700,000, provided, however, that in the event of a termination pursuant to clause (i) or (ii) above, payment of the $700,000 termination fee shall be made only if (a) there has been disclosure publicly or to any member of our board of directors or any of our officers of an acquisition proposal and (b) within 12 months following the termination of the merger agreement an acquisition of Castelle is consummated or we enter into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an acquisition of Castelle.

Extension, Waiver and Amendment of the Merger Agreement

Castelle and Captaris may amend the merger agreement at any time prior to the closing of the merger. However, after shareholder approval of the merger and the merger agreement has been obtained, no amendment can be made that by law or the rules of The NASDAQ Stock Market requires further approval by Castelle’s shareholders without the further approval of such shareholders.

Either Castelle or Captaris may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

THE VOTING AGREEMENTS

The following description summarizes the material provisions of the voting agreements and is qualified by reference to the complete text of the form of voting agreement, which is attached as Annex B to this proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

As an inducement to Captaris to enter into the merger agreement, on April 25, 2007, our directors and executive officers collectively owning approximately 10% of our outstanding shares of common stock as of the record date have each entered into voting agreements with Captaris, in which our directors and executive officers agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them as follows:

•	in favor of approval of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any action required in furtherance thereof;
•	against approval of any proposal made in opposition to, or in competition with, consummation of the merger or any other transactions contemplated by the merger agreement; and
•

against (i) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Castelle or any of our subsidiaries with any party, (ii) any sale, lease or transfer of any significant part of the assets of Castelle or any of our subsidiaries, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of Castelle or any of our subsidiaries, (iv) any material change in the capitalization of Castelle or any of our subsidiaries, or the corporate structure of Castelle or any of our subsidiaries, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions contemplated by the merger agreement.

The shareholders who entered into the voting agreements include Donald L. Rich, Peter R. Tierney, Robert H. Hambrecht, Robert O. Smith, Scott C. McDonald, Eric C. Chen, Paul W. Cheng, Edward Heinze, Michael Petrovich and Richard Fernandez. Each of our directors and executive officers has also granted Captaris an irrevocable proxy to vote the shares of Castelle common stock owned by him, including additional shares of Castelle common stock subsequently acquired, as described above.

In addition, subject to certain limited exceptions, each of our directors or executive officers has agreed not to sell, transfer, pledge or otherwise dispose of securities of Castelle beneficially owned by him prior to the effective date of the merger. None of our directors or executive officers has received any additional consideration with respect to the voting agreements.

RECOMMENDATION OF CASTELLES’S BOARD OF DIRECTORS

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, merger and the other transactions contemplated by the merger agreement.

PROPOSAL TWO - ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO ANOTHER TIME, DATE OR PLACE, IF NECESSARY IN THE JUDGMENT OF THE PROXY HOLDERS, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF THE MERGER PROPOSAL

We are soliciting proxies to grant authority to the proxy holders to adjourn the special meeting, if necessary in their judgment, for the purpose of soliciting additional proxies to vote in favor of the merger proposal. Any adjournment of the special meeting may be made without notice, other than by the announcement made at the special meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of Castelle common stock entitled to vote on the proposal exceed the votes cast against the proposal at the special meeting. If the meeting is adjourned to another time, date or place, notice is not required to be provided to the shareholders of the adjourned meeting and a new record date is not required if the date, time and place of the new meeting are announced at the meeting at which the adjournment is taken and the adjournment is for no more than 120 days after the date of the original meeting. If we adjourn the special meeting to a later date, we will conduct the same business at the later meeting and, unless the law requires us to set a new record date, only the shareholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

RECOMMENDATION OF CASTELLES’S BOARD OF DIRECTORS

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the merger proposal.

OTHER MATTERS

We know of no other matters to be submitted at the special meeting other than as described in this proxy statement. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Castelle and no public participation in any future meetings of the shareholders of Castelle. However, if the merger is not completed, we will hold a 2007 annual meeting of shareholders. In that event, because we anticipate that our 2007 annual meeting of shareholders will be held more than 30 days after the anniversary of our 2006 annual meeting of shareholders, the deadline for submitting a shareholder proposal for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of shareholders, pursuant to Rule 14a-8 of the SEC, shareholder proposals for our 2007 annual meeting of shareholders must be received in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials relating to such meeting to be considered for inclusion in such proxy materials.

In addition, our bylaws require that advance written notice be received by us not less than 120 days prior to an annual meeting of shareholders of any shareholder proposal to be brought before such annual meeting of shareholders or any nomination by a shareholder of a person for election as a director at such annual meeting of shareholders. Your notice must also contain specific information set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. Any proposal we receive after the deadline described above will be considered untimely and will be presented at our 2007 annual meeting of shareholders. Unless a shareholder who wishes to bring a matter before the shareholders at our 2007 annual meeting of shareholders notifies us of such matter prior to the deadline described above, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

All proposals and nominations should be sent to the Corporate Secretary at our principal executive offices located at 855 Jarvis Drive, Suite 100, Morgan Hill, CA 95037 by the time of the deadline described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents information about the beneficial ownership of our common stock as of April 30, 2007 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 4,092,470 shares of our common stock outstanding as of April 30, 2007. The table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each shareholder named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Castelle, 855 Jarvis Drive, Suite 100, Morgan Hill, CA 95037.

Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power. It also includes shares of common stock that the shareholder has the right to acquire within 60 days after April 30, 2007, through the exercise of any option or warrant. However, the percentage ownership of the common stock is based on the assumption, as required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage Beneficially Owned

5% Shareholders:
Entities affiliated with Daniel Zeff(1)	1,007,021	24.6%
Entities affiliated with Barclays Bank Plc(2)	293,967	7.2

Directors and Named Executive Officers:
Scott C. McDonald(3)	519,020	11.8%
Donald L. Rich(4)	222,333	5.2
Eric Chen(5)	142,289	3.4
Paul Cheng(6)	94,998	2.3
Richard Fernandez(7)	62,914	1.5
Robert H. Hambrecht(8)	61,843	1.5
Peter R. Tierney(9)	55,833	1.4
Michael Petrovich(10)	49,591	1.2
Robert O. Smith(11)	21,038	*
Edward J. Heinze(12)	12,915	*
All executive officers and directors as a group (10 persons)(13)	1,242,774	25.1%

_______________________

*  Less than 1% ownership.

(1)

Daniel Zeff beneficially owns 1,007,021 shares of Common Stock, comprising 539,256 shares of Common Stock held by Zeff Capital Partners I, L.P and 467,765 shares of Common Stock held by Spectrum Galaxy Fund, Ltd. The address of Daniel Zeff is 50 California Street, San Francisco, California 94111.

(2)	Shares are held by Barclays Global Investors, NA. The address of Barclays Global Investors is 45 Fremont Street, San Francisco, California 94105.

(3)	Includes 318,770 shares that are subject to options exercisable within 60 days after April 30, 2007.
(4)	Includes 220,833 shares that are subject to options exercisable within 60 days after April 30, 2007.
(5)	Includes 82,289 shares that are subject to options exercisable within 60 days after April 30, 2007.
(6)	Includes 44,998 shares that are subject to options exercisable within 60 days after April 30, 2007.
(7)	Includes 62,914 shares that are subject to options exercisable within 60 days after April 30, 2007.
(8)	Includes 47,833 shares that are subject to options exercisable within 60 days after April 30, 2007.
(9)	Includes 40,833 shares that are subject to options exercisable within 60 days after April 30, 2007.
(10)	Includes 4,791 shares that are subject to options exercisable within 60 days after April 30, 2007.
(11)	Includes 21,038 shares that are subject to options exercisable within 60 days after April 30, 2007.
(12)	Includes 10,415 shares that are subject to options exercisable within 60 days after April 30, 2007.
(13)	Of the number of shares that are beneficially owned by the directors and executive officers, 854,714 shares are subject to options exercisable within 60 days after April 30, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and our financial condition and are incorporated by reference into this proxy statement.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is incorporated by reference in this proxy statement. We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, California 95037

Attention: Karin Reak, Castelle’s Director of Marketing

(408) 852-8034

kreak@castelle.com

If you would like to request documents from us, please do so by June 30, 2007, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, promptly after we receive your request.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAPTARIS, INC.

MERLOT ACQUISITION CORPORATION

AND

CASTELLE

DATED AS OF APRIL 25, 2007

CONTENTS

ARTICLE 1 THE MERGER	1
1.1	The Merger	1
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	2
1.4	Articles of Incorporation and Bylaws	2
1.5	Directors and Officers	3
ARTICLE 2 CONVERSION OF SECURITIES	3
2.1	Effect on Capital Stock	3
2.2	Company Options	3
2.3	Cancellation of Treasury and Parent Owned Stock	4
2.4	Capital Stock of Merger Sub	4
2.5	Adjustments to Merger Consideration	4
2.6	Dissenting Shares	4
2.7	Surrender of Certificates	5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1	Organization; Standing and Power; Charter Documents; Subsidiaries	7
3.2	Capital Structure	8
3.3	Authority; No Conflict; Necessary Consents	9
3.4	SEC Filings; Financial Statements; Internal Controls	11
3.5	Absence of Certain Changes or Events	14
3.6	Taxes	16
3.7	Title to Properties	18
3.8	Intellectual Property	19
3.9	Restrictions on Business Activities	25
3.10	Governmental Authorizations	26
3.11	Litigation	26
3.12	Compliance with Laws	26
3.13	Environmental Matters	26
3.14	Brokers’ and Finders’ Fees	27
3.15	Transactions with Affiliates	28

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3.16	Employee Benefit Plans and Compensation	28
3.17	Contracts	33
3.18	Insurance	35
3.19	Accounts Receivable	35
3.20	Product Warranties	35
3.21	Inventory	36
3.22	Customers	36
3.23	Suppliers	36
3.24	Export Control Laws	36
3.25	Foreign Corrupt Practices Act	37
3.26	Information Supplied	37
3.27	Fairness Opinion	38
3.28	Government Contracts	38
3.29	Takeover Statutes	39
3.30	Corporate Books and Records	39
3.31	Full Disclosure	39
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	39
4.1	Organization	39
4.2	Authority; No Conflict; Necessary Consents	39
4.3	Information Supplied	40
4.4	Financing.	40
ARTICLE 5 CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME	41
5.1	Conduct of Business by the Company	41
5.2	Procedures for Requesting Parent Consent	44
ARTICLE 6 ADDITIONAL AGREEMENTS	44
6.1	Proxy Statement	44
6.2	Meeting of Company Shareholders; Board Recommendation	45
6.3	Acquisition Proposals	46
6.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	49
6.5	Public Disclosure	49
6.6	Reasonable Efforts	50

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6.7	Notification of Certain Matters	51
6.8	Third-Party Consents	51
6.9	Termination of 401(k) Plans	51
6.10	Indemnification	52
6.11	FIRPTA Compliance	52
6.12	Insurance Approval	52
6.13	Closing Statements	53
ARTICLE 7 CONDITIONS TO THE MERGER	54
7.1	Conditions to the Obligations of Each Party to Effect the Merger	54
7.2	Additional Conditions to the Obligations of Parent	54
7.3	Additional Conditions to the Obligations of the Company	56
ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER	57
8.1	Termination	57
8.2	Notice of Termination; Effect of Termination	58
8.3	Fees and Expenses	59
8.4	Amendment	60
8.5	Extension; Waiver	60
ARTICLE 9 DEFINITIONS	60
9.1	Certain Definitions	60
ARTICLE 10 GENERAL PROVISIONS	66
10.1	Non-Survival of Representations and Warranties	66
10.2	Notices	66
10.3	Interpretation	67
10.4	Counterparts	68
10.5	Entire Agreement; Third-Party Beneficiaries	68
10.6	Severability	68
10.7	Other Remedies	68
10.8	Governing Law	68
10.9	Rules of Construction	69
10.10	Assignment	69
10.11	Compliance with California Corporate Law	69

-iii-

Exhibit A	Form of Voting Agreement
Exhibit B	Initial Statement
Exhibit C	Third Party Consents
Exhibit D	Form of Opinion of Fenwick & West LLP
-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 25, 2007, by and among Captaris, Inc., a Washington corporation (“Parent”), Merlot Acquisition Corporation, a California corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Castelle, a California corporation (the “Company”).

RECITALS

A.           The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B.           The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with California law (“California Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.           Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all executive officers and directors of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D.           Subject to Section 6.3(d), the Board of Directors of the Company has resolved to recommend to its shareholders approval and adoption of this Agreement and approval of the Merger.

E.            Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

F.            Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1	The Merger

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2	Effective Time; Closing

Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the articles of merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the “Articles of Merger”) (the time of such filing with the Secretary of State of the State of California (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, WA, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those in Section 7.1(b), Section 7.2 and Section 7.3 that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3	Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Articles of Incorporation and Bylaws

Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the articles of incorporation of the Company shall be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Castelle” and the articles of incorporation shall be amended so as to comply with Section 6.10(a). Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with California Law and as provided in such bylaws; provided, however, that at the Effective Time, the bylaws shall be amended so as to comply with Section 6.10(a).

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1.5	Directors and Officers

Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

ARTICLE 2

CONVERSION OF SECURITIES

2.1	Effect on Capital Stock

Subject to the terms and conditions of this Agreement (including Sections 2.5, and 2.6), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, each share of the Common Stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.3, will be canceled and extinguished and automatically converted, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.7(d)), into the right to receive from Parent an amount in cash (without interest) equal to $3.95 less the Working Capital/Cash Adjustment plus the Cash Surplus (the “Merger Consideration”).

2.2	Company Options

(a)          Any Company Option held by any Person that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each such terminated Company Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to (i) the product of (A) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time, less (ii) any applicable withholdings in accordance with Section 2.7(c).

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(b)          If and to the extent necessary or required by the terms of any Company Stock Option Plan or Company Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 2.2(a).

(c)          The Company shall provide Parent a reasonable opportunity to review, and comment on, any materials to be submitted to the holders of Company Options in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Parent if any holder of a Company Option under the 1988 Equity Incentive Plan terminates his or her employment or service relationship with the Company (whether voluntarily or involuntarily).

2.3	Cancellation of Treasury and Parent Owned Stock

Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

2.4	Capital Stock of Merger Sub

Each share of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.5	Adjustments to Merger Consideration

The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

2.6	Dissenting Shares

(a)          Notwithstanding any other provisions of this Agreement to the contrary other than Section 2.6(b), any shares of Company Common Stock held by a holder who has demanded and perfected dissenters’ rights for such shares in accordance with the provisions of California Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 2.1, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under California Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation nor of a shareholder of Parent.

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(b)          Notwithstanding the provisions of Section 2.6(a), if any holder of shares of Company Common Stock who demands dissenters’ rights of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 2.1, without interest thereon, upon surrender of the certificate representing such shares.

(c)          The Company shall give Parent (i) prompt notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to California Law and received by the Company which relate to any such demand for dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for dissenters’ rights under California Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent.

2.7	Surrender of Certificates

(a)          Paying Agent. Following the date of this Agreement and in any event not less than three Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent will provide to, or cause the Surviving Corporation to provide to, and shall deposit in trust with, the Paying Agent, the aggregate consideration to which shareholders of the Company become entitled under this Article II. Until used for that purpose, the funds shall be invested by the Paying Agent in direct obligations of the U.S. Treasury; provided that no such investment or loss thereon shall affect the amounts payable to Company shareholders pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the funds, and any amounts in excess of the amounts payable to Company shareholders pursuant to this Article II shall promptly be paid to Parent.

(b)          Surrender Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to this Article II into the right to receive Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder

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of the shares represented by the Certificate, or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each share represented by such Certificate, less any required Tax withholdings in accordance with Section 2.7(c) below, and the Certificate shall be cancelled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not payable. After the Effective Time, a Certificate shall represent, for all corporate purposes, only the right to receive the Merger Consideration in respect of the shares represented by such Certificate, without any interest thereon.

(c)          Required Withholding. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts that are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(d)          Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e)          Delivery of Funds to Parent. At any time which is more than 180 days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article II (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

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(f)           No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)          Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by Company to Parent dated as of the date hereof and certified by a duly authorized executive officer of Company (the “Company Disclosure Letter”), as follows:

3.1	Organization; Standing and Power; Charter Documents; Subsidiaries

(a)          Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently contemplated to be conducted in the 12 months following the date of this Agreement, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b)          Charter Documents. Except as filed as an exhibit to the Company’s Annual report on Form 10-K for the year ended December 31, 2006 and available at www.sec.gov, the Company has delivered to Parent (i) a true and correct copy of the articles of incorporation and bylaws of the Company, each as amended and/or restated to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents.

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(c)          Subsidiaries. Section 3.1(c) of the Company Disclosure Letter sets forth each Subsidiary of the Company. The Company is the owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person, except for passive investments of less than 1% in the equity interests of public companies as part of the Company’s cash management program.

3.2	Capital Structure

(a)          Capital Stock. The authorized capital stock of Company consists of: (i) 25,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Preferred Stock, no par value, of the Company (“Company Preferred Stock”). At the close of business on April 24, 2007: (i) 4,092,470 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), (ii) 1,200 shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound. The Company has not issued any shares of Company Common Stock or Company Preferred Stock since April 18, 2007.

(b)          Company Options. As of the close of business on April 24, 2007: (i) 1,193,747 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 1995 Non-Employee Directors’ Stock Option Plan, as amended, 1988 Equity Incentive Plan, as amended, and 2002 Equity Incentive Plan (together, the “Company Stock Option Plans”) (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”); (ii) 203,953 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) no shares of Company Common Stock are issuable pursuant to outstanding options to purchase Company Common Stock which are issued other than pursuant to the Company Stock Option Plans; and (iv) there are no warrants for the issuance of Company Common Stock. Section 3.2(b) of the Company Disclosure Letter sets forth a list of each outstanding Company Option: (a) the particular Company Stock Option Plan (if any) pursuant to which any such Company Option was granted (b) the name of the holder of such Company Option, (c) the number of shares of Company Common Stock subject to such Company Option, (d) the exercise price of such Company Option, (e) the date on which such Company Option was granted or issued, (f) the applicable vesting schedule, if any, and the extent to which such Company Option

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is vested and exercisable as of April 30, 2007, and (g) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All options to purchase Company Common Stock outstanding as of the date hereof or issued by the Company in the last five years have been issued at exercise prices at least equal to the fair market value per share of Company Common Stock on the date of grant. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. The Company has not issued any Company Options since April 2, 2007.

(c)          Voting Debt. No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(d)          Other Securities. Except (1) as described in this Section 3.2 and (2) as otherwise set forth in Section 3.2(b) or Section 3.2(d) of the Company Disclosure Letter, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts of the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Knowledge of the Company, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

3.3	Authority; No Conflict; Necessary Consents

(a)          Authority. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of

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consummation of the Merger, to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders as contemplated in Section 6.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders and the filing of the Articles of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve or adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way duly (i) determined that the Merger is fair to, and in the best interest of, the Company and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to the Company’s shareholders at the Company Shareholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)          No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company’s shareholders as contemplated in Section 6.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract. Section 3.3(b) of the Company Disclosure Letter also lists any additional consents, waivers and approvals under any of the Company’s or any of its Subsidiary’s Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would reasonably be expected to result in a material loss of benefits to the Company, Parent or the Surviving Corporation or any of their Subsidiaries as a result of the Merger.

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(c)          Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iii) are referred to herein as the “Necessary Consents.”

3.4	SEC Filings; Financial Statements; Internal Controls

(a)          SEC Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters

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and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. The Company and each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to such act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market (“Nasdaq”).

(b)          Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has not been notified by its independent auditors or by the staff of the SEC that such auditors or staff of the SEC, as the case may be, are of the view that any of the Company Financials should be restated in a manner that would be materially adverse to the Company. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities (i) accrued or reserved against in the Company Balance Sheet or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice. The Company has not had any “disagreements” (as such term is defined in Item 304 of Regulation S-K under the Exchange Act) with any of its auditors regarding accounting matters or policies during any of its past five full years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the financial statements are consistent with such books and records.

(c)          Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Company Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide assurance that transactions are recorded

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as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries; and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the Company’s Knowledge, the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries; (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing.

(d)          Off-Balance Sheet Transactions. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e)          Accounting and Auditing Practices. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2002, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or executive officer of the Company. Moss Adams LLP does not currently perform, nor has it performed within the last five years, services for the Company or any of its Subsidiaries.

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(f)           Section 806 of the Sarbanes-Oxley Act. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.5	Absence of Certain Changes or Events

Since the date of the Company Balance Sheet, there has not been, accrued or arisen:

(a)	any Material Adverse Effect on the Company;

(b)          any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c)         any declaration, setting aside or payment of any dividend on (other than as described in Section 5.3), or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(d)          any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(e)          any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase in compensation (other than annual and merit-based salary increases made in the ordinary course of business consistent with past practice and not exceeding 7.5% in the aggregate for any individual) or fringe benefits or any payment by the Company or any of its Subsidiaries of any bonus (other than quarterly employee and management bonuses pursuant to the Quarterly Bonus Award Plan set forth on Section of 3.16(b) the Company Disclosure Letter) or any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the

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occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(f)           any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(g)          any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practice which are not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole;

(h)          any grants of any material refunds, credits, rebates or other allowances by the Company to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(i)           any material change in the level of product returns or factors influencing accounts receivable or warranty reserves (including any material change in warranties provided by the Company) experienced by the Company or any of its Subsidiaries;

(j)           any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, or similar actions;

(k)          any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(l)           any loan or extension of credit by the Company or any of its Subsidiaries to any Person other than in the ordinary course of business and in a manner consistent with past practice;

(m)         any adoption of or change in any election in respect of Taxes, any adoption, change in or application to change any accounting method in respect of Taxes, any agreement or settlement of any audit, claim or assessment in respect of Taxes, any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, any entry into any closing agreement, any filing of any amended Return, or any failure to file any Return when due (or, alternatively, failure to file for available extensions), failure to cause any Return when filed to be complete and accurate or failure to pay any Taxes when due; or

(n)          any material revaluation, or any indication that such a revaluation was merited under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

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3.6 Taxes

(a)          Definitions of Taxes and Returns. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Returns” shall mean all returns, declarations, reports and statements required to be filed with respect to any Tax (including any attachments thereto and any amendment thereof), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, consolidated, combined or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

(b)	Tax Returns and Audits.

(i)         The Company and each of its Subsidiaries (a) has timely filed or caused to be timely filed all Returns required to be filed by or with respect to it, and all such Returns are true and correct in all material respects and have been completed in accordance with all applicable Legal Requirements, and (b) has fully and timely paid, caused to be paid or accrued in the Company Financials all Taxes due and payable or claimed or asserted by any Governmental Entity to be due, from or with respect to it (whether or not such Taxes have been reflected on any Return). There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable. To the Knowledge of the Company, no power of attorney with respect to any Taxes has been executed or filed with any Governmental Entity by or on behalf of the Company or any of its Subsidiaries that is currently in effect.

(ii)        All Taxes that the Company and each of its Subsidiaries has been required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Entity in compliance with all applicable Legal Requirements, and the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements under all applicable Legal Requirements.

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                (iii)       To the Knowledge of the Company, there are no outstanding audits, claims or deficiencies pending or being conducted with respect to Taxes of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received from any Governmental Entity any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax, proposed, asserted or assessed by any Governmental Entity against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax and no request for any such extension or waiver is currently pending.

(iv)       Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(v)         Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount under such an agreement, (c) any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, or (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(vi)       Neither the Company nor any of its Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code or similar provision of state, local or foreign law. Neither the Company nor any of its Subsidiaries has engaged in any “intercompany transaction” in respect of which gain was and continues to be deferred pursuant to Section 1.1502-13 of the Treasury Regulations issued under the Code or any predecessor or successor thereof or analogous or similar provision of law, and the Company does not have an “excess loss account” as described in Treasury Regulation Section 1.1502-19 (or any predecessor or successor thereof of analogous or similar provision of law) with respect to the stock of any of its Subsidiaries. There is no taxable income of either the Company or any of its Subsidiaries that will be reportable in the Tax period beginning after the Closing Date that is attributable to a transaction or event that occurred prior to the Closing.

(vii)      Neither the Company nor any of its Subsidiaries currently does any business in or derives any income from any jurisdiction other than jurisdictions for which Returns have been duly filed, and no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

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                (viii)     Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix)       Neither the Company nor any of its Subsidiaries has engaged in or has any commitment to engage in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(x)         Neither the Company nor any of its Subsidiaries has made any payment or payments or is obligated to make any payment or payments, nor is the Company or any of its Subsidiaries a party to (or participating employer in) any agreement or Employee Benefit Plan that (A) could obligate it or its successors (including Parent) or affiliates to make any payment or payments that (1) constitute or could constitute a “parachute payment,” as defined in Section 280G of the Code (or any comparable provisions of foreign, state or local law) or (2) will or could otherwise not be deductible under Section 162 or 404 of the Code (or any comparable provisions of foreign, state or local law). There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries (or any of their successors or affiliates) is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(xi)       Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or prefiling agreement of the IRS or any comparable ruling of any other Governmental Entity, nor has the Company or any of its Subsidiaries requested any such ruling.

(xii)      There has been no ownership change, as defined in Section 382(g) of the Code (or comparable provision of foreign, state or local law), with respect to the Company during or after any Tax period in which the Company incurred a net operating loss which is reflected in the most recent Company Financials. None of the net operating losses or other Tax attributes of the Company or any of its Subsidiaries which are reflected in the most recent Company Financials is or has been subject to the “separate return limitation years” provisions described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of foreign, state or local law).

(xiii)    The Company and each of its Subsidiaries has retained tax exemption certificates or other proof of tax exemption with respect to all sales for which the Company or any of its Subsidiaries did not report, collect, remit, or pay sales, use, or similar state or local transfer taxes.

3.7	Title to Properties

(a)          Properties. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Section 3.7(a) of the Company Disclosure Letter sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their

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respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company or its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business. No parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property. The Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice and the Leased Real Property is in compliance with Legal Requirements. Neither the Company nor any of its Subsidiaries will be required to incur any cost or expense for any restoration or surrender obligations, or any other costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no material continuing liability with respect to such terminated real property leases.

(b)          Documents. The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Documents”).

(c)           Valid Title. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in the same manner as their businesses have been conducted prior to the date hereof.

3.8	Intellectual Property

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned or controlled by, or claimed by the Company or any of its Subsidiaries to be owned or controlled by, or exclusively licensed to, the Company or its Subsidiaries.

“Company Products” shall mean all products and services developed (including products and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries at any time.

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               “Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise recorded with or by any Governmental Entity by or in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware, products or otherwise, architecture, documentation, designs, files, records, programmer notes, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary information, confidential information, trade secrets and know how, (iv) databases, data compilations and collections (including, without limitation, customer and supplier lists) and technical data, (v) logos, trade names, trade dress, trademarks, service marks and packaging, (vi) domain names, web addresses and web sites and related content and graphics, (vii) tools, methods, techniques, concepts and processes, and (viii) devices, prototypes, schematics, maskworks, test methodologies, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Open Source Software” shall mean any software distributed under any license that requires that the software covered by the license or any software incorporated into, based upon, combined with, linked to, derived from or distributed with such software (i) be disclosed, distributed or made available in Source Code form or (ii) licensed under the terms of the open source license, in whole or part. Open Source Software includes, without limitation, software licensed under the BSD License, GNU General Public License, GNU Lesser General Public License and any licenses approved by the Open Source Initiative.

“Shrink-Wrapped Code” means generally commercially available software code or programs used for internal business purposes and not redistribution. Shrink-Wrapped Code does not include development tools, development environments, SDKs or similar programs).

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Third Party-IP” means any Intellectual Property or Intellectual Property Rights owned or controlled by a third party and used, reproduced, distributed, sublicensed or otherwise exploited or exercised in the conduct of the Company’s business at any time , including, without limitation, the development, manufacture, sale and other disposition of the Company Products.

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(b)          Ownership; No Default/No Conflict. The Company owns or has the valid right or license to use all Company Intellectual Property and Third Party-IP as previously used, currently used and currently proposed to be used in the 12 months following the date of this Agreement by the Company or its Subsidiaries. The Company Intellectual Property and Third Party-IP is sufficient for the conduct of the Company’s business as currently conducted and as currently proposed to be conducted in the 12 months following the date of this Agreement. All Contracts relating to (i) Company Intellectual Property, (ii) Third Party-IP, or (iii) any other Intellectual Property or Intellectual Property Rights used or exercised in the conduct of the business of the Company and its Subsidiaries, including, without limitation, the Contracts listed in Sections 3.8(l), (m) and (n) of the Disclosure Letter, are valid, in full force and effect, and enforceable in accordance with their terms. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Contracts. Each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay and which have been disclosed to Parent in Section 3.8(l) of the Disclosure Letter. Neither the Company nor any Subsidiary has received notice that any party to any such Contract intends to cancel, terminate or refuse to renew (if renewable) such Contract or to exercise or decline to exercise any option or right thereunder.

(c)          No Infringement. The operation of the business by or on behalf of the Company and its Subsidiaries as previously conducted, as it is currently conducted, and as it is contemplated to be conducted by the Company and its Subsidiaries in the 12 months following the date of this Agreement, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, and other disposition of any Company Product and the use of the Company Intellectual Property has not and does not infringe or misappropriate, and will not infringe or misappropriate when conducted by the Surviving Corporation following the Closing in the same manner as currently conducted by the Company and as it is contemplated to be conducted by the Company and its Subsidiaries in the 12 months following the date of this Agreement, any valid Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction; provided, however, that any representation or warranty given in this sentence with regard to the infringement of patents or trademarks of a third party is given to the Knowledge of the Company. Neither the Company nor any of the Subsidiaries has received any written opinions of counsel relating to infringement, invalidity or unenforceability of any Company Intellectual Property or the infringement or misappropriation of any Intellectual Property owned or controlled by a third party.

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(d)          Notice. Neither the Company nor any of its Subsidiaries has received notice (whether written or oral) from any Person claiming that any Company Product or the operation of the business of the Company or its Subsidiaries at any time infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). There is no pending or, to the Company’s Knowledge, threatened claim or litigation contesting the validity, ownership or right of the Company or its Subsidiaries to use or exercise any Company Intellectual Property or Third Party-IP, nor to the Company’s Knowledge, is there any basis for any such claim. Neither the Company nor any Subsidiary is in receipt of any offer or invitation to license or otherwise acquire rights to patents owned or controlled by a third party.

(e)          Transaction. Neither this Agreement nor the Merger, will result in the Surviving Corporation or, to the Company’s Knowledge, the Parent or any of its subsidiaries (i) granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the Contracts disclosed to Parent in Sections 3.8(l), (m) or (n) of the Disclosure Letter.

(f)           Intellectual Property. Each of the Company and its Subsidiaries has taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, neither the Company nor any Subsidiary has (i) disclosed material confidential information to any Person who has not signed a written nondisclosure agreement containing customary terms and (ii) at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential and proprietary information relating to the Company Intellectual Property.

(g)          Section 3.8(g) of the Company Disclosure Letter lists (i) all current employees who have been involved or who contributed to the creation or development of any Company Intellectual Property and (ii) all current consultants and contractors who have been involved in or who contributed to the creation or development of any Company Intellectual Property. Each current or former employee, consultant and contractor who has been involved in or who contributed to the creation or development of any Company Intellectual Property has executed and delivered to the Company a valid and enforceable assignment of all right, title and interest that such consultant, contractor or employee may have or may hereafter acquire in or to such Company Intellectual Property and a valid and enforceable waiver of any and all moral rights that such consultant, contractor or employee may have therein unless such rights would vest in the Company by operation of law. Complete and correct copies of each of these agreements have been delivered to Parent. No current or former employee, officer, director, consultant or contractor has any right, license, claim, moral right or interest whatsoever in or with respect to any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or contractor of the Company (x) is in violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment

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agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any Person by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Company, (y) has used any trade secrets or other confidential or proprietary information of any third party in connection with performing any services for the Company or the development or creation of any Company Intellectual Property, or (z) has developed or created any Company Intellectual Property that is subject to any agreement under which such employee, consultant or contractor has assigned or otherwise granted any third party any rights in or to such Company Intellectual Property. To the Knowledge of the Company, the employment of any current or former employee of the Company, and the use by the Company of any services of any current or former consultant or contractor, has not subjected the Company or any Subsidiary to any liability to any Person for improperly soliciting such employee, consultant or contractor.

(h)          Section 3.8(h) of the Company Disclosure Letter lists all Company Registered Intellectual Property. The Company and its Subsidiaries are current in (i) the payment of all necessary registration, maintenance and renewal fees owing in connection with Company Registered Intellectual Property and (ii) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Registered Intellectual Property. To the Knowledge of the Company, all of the Company Registered Intellectual Property is valid and subsisting. The Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Registered Intellectual Property that would render such Company Registered Intellectual Property invalid or unenforceable; provided, that the foregoing warranty is made to the Knowledge of the Company with respect to trademark applications and patent applications included in the Company Registered Intellectual Property.

(i)           No Order. No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(j)           Open Source. Section 3.8(j) of the Company Disclosure Letter lists all Open Source Software that (i) was or is used in connection with the development of any Company Intellectual Property or Company Product as currently being sold or marketed or under development or, to the Knowledge of the Company, any Third Party-IP, or (ii) was or is incorporated in whole or in part into or otherwise links to, operates with or forms any part of any Company Intellectual Property or Company Product as currently being sold or marketed or under development or, to the Knowledge of the Company, any Third Party-IP. No Open Source Software listed in Section 3.8(j) of the Company Disclosure Letter requires that (w) any Source Code to any Company Intellectual Property or Company Product (or any component thereof) be disclosed, distributed or licensed to third parties under the terms of any Open Source Software license or otherwise, (x) any Company Intellectual Property or Company Products (or any component thereof) be licensed for the purpose of making derivative works, (y) any Company

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Intellectual Property or Company Product (or any component thereof) be redistributable at no charge, or (z) any rights or immunities be granted under any Company Intellectual Property or Third Party-IP. Neither the Company nor any Subsidiary has used or exploited any Third Party-IP in any manner that would result in the breach of any warranty or representation made by the Company or any Subsidiary to any third Person regarding the use of Open Source Software. No Open Source Software licensed under the GNU General Public License has been statically linked to, or compiled in the same executable program as, any software or code owned by the Company or first licensed by the Company or any of its Subsidiaries under a license other than the GNU General Public License.

(k)          Source Code. Neither the Company, any of its Subsidiaries, nor any other Person acting on any of their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code owned, used, licensed or distributed by Company or a Subsidiary of the Company (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Company Source Code. Section 3.8(k) of the Company Disclosure Letter identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement, could result in the release from escrow of any Company Source Code.

(l)           Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 3.8(j) of the Company Disclosure Letter, and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(l) of the Company Disclosure Letter lists all Contracts that to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party . Section 3.8(j) of the Company Disclosure Letter also lists all Third Party-IP used in the development of, or included in, linked to or distributed with any Company Product and the corresponding Contract under which such Third Party-IP is used or licensed, except for Shrink-Wrapped Code and the Open Source Software set forth in Section 3.8(j) of the Disclosure Letter.

(m)         Supplier Agreements. Section 3.8(m) of the Company Disclosure Letter lists all Contracts or other arrangements pursuant to which Company or is Subsidiaries purchases or acquires any hardware or equipment (including any parts, supplies and components) that is material to the design, use, manufacture, sale or support of the Company Products, other than licenses for Shrink-Wrapped Code, licenses to Open Source as set forth in Section 3.8(j) of the Company Disclosure Letter, and licenses identified in Section 3.8(l) of the Company Disclosure Letter.

(n)          Licenses-Out. Other than (i) written non-disclosure agreements and (ii) non-exclusive end user licenses and related agreements (including software and maintenance and support agreements) for Company Products (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in

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substance from the Company’s standard form(s) which have been provided to Parent and attached to Section 3.8(n) of the Company Disclosure Letter), Section 3.8(n) of the Company Disclosure Letter lists all Contracts to which the Company or any of its Subsidiaries is a party or bound and under which the Company has licensed or granted any rights, covenants, releases or options with respect to Company Intellectual Property. Other than the Contracts that are not required to be listed in the Disclosure Letter pursuant to Section 3.8(l) or (n), the Company and its Subsidiaries are not party to any Contracts governing or relating to any Company Intellectual Property or Third-Party IP other than the Contracts listed in Sections 3.8(l), (m) and (n) of the Disclosure Letter.

(o)          Customer Information. The Company and each of its Subsidiaries are in compliance with all applicable laws, regulations and Contracts with respect to the collection, use and retention of customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”) and the consummation of the transactions contemplated by this Agreement will not violate such laws, regulations and Contracts with respect to such Customer Information.

(p)          Product Development. Section 3.8(p) of the Company Disclosure Letter sets for a schedule of the Company’s material product releases for the next 12 months. With respect to each such material product, the Company reasonably expects that there will not be any (i) material delay in the release of such material product or (ii) material increase in the costs incurred by the Company and its Subsidiaries in connection with such release above budgeted amounts.

(q)          Indemnification. Except as provided in the Distribution Agreements, the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Company Intellectual Property or Company Products or use thereof, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Company Intellectual Property.

3.9	Restrictions on Business Activities

Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or Company Product or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products, or (d) otherwise having an adverse effect on the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

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3.10              Governmental Authorizations

Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted in the 12 months following the date of this Agreement or the holding of any such interest (collectively, “Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Governmental Authorizations are in full force and effect. As of the date hereof, no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance with the terms of the Governmental Authorizations, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

3.11	Litigation

There is no material action, suit, claim investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). There has not been since January 1, 2002, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.12	Compliance with Laws

Neither the Company nor any of its Subsidiaries is in violation or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected. There is no material investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity There is no judgment, injunction, order or decree binding by any Governmental Entity upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to result in a Material Adverse Effect on the Company and its Subsidiaries, individually, or taken as a whole.

3.13	Environmental Matters

(a)          Hazardous Material. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, (i) there has been no Release of a Hazardous Material at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased during the period in which the Company or any of its Subsidiaries has owned, operated, occupied or leased such property or, to the Knowledge of the Company, at any other time, (ii) neither the Company nor any of its Subsidiaries has any

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potential responsibility or liability for the Release of any Hazardous Substance at any property, (iii) neither the Company nor any of its Subsidiaries has owned or operated any underground storage tanks at any property and (iv) no Hazardous Materials are present, except in compliance with applicable Environmental Law, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither the Company nor any of its Subsidiaries currently sells (i) any products containing Hazardous Materials that will be banned or restricted by the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) directive (“RoHS”) or (ii) any products for which it is required to pay a waste fee under California law. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company or any of its Subsidiaries to comply, when required, with RoHS and the Waste Electrical and Electronic Equipment Directive (2002/96/EC).

(b)          Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, used, handled, recycled, manufactured, disposed of, arranged for the disposal of, Released, removed or exposed its Employees or others to a Hazardous Material or manufactured or distributed for sale any product containing a Hazardous Material (collectively “Hazardous Materials Activities”), except (i) in accordance with applicable Environmental Law or (ii) in a manner which has not caused or could not reasonably be expected to cause a material adverse health effect to any person.

(c)          Environmental Liabilities. No action, proceeding, amendment procedure, writ, injunction, demand or claim has been commenced or asserted, or, to the Company’s Knowledge, threatened and to the Company’s Knowledge, no investigation has been commenced, asserted or threatened concerning any matter of the type described in Sections 3.13(a) or (b). The Company is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to environmental liabilities, including without limitation liabilities for any matter of the type described in Sections 3.13(a) or (b).

3.14	Brokers’ and Finders’ Fees

Except for fees payable to Venturi & Company pursuant to an engagement letter dated January 19, 2007, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

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3.15              Transactions with Affiliates

Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16	Employee Benefit Plans and Compensation

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Employee Benefit Plan” shall mean any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other compensation or employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any Employee Agreement (or portion thereof) relating to employee benefits, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, (ii) covering or benefiting any Employee (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company or any of its Subsidiaries has (or could have) any obligation or liability.

“COBRA” shall mean the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (currently reflected in Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code).

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Employee Agreement” shall mean any management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment other than employment at will or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any of its Subsidiaries and any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations in an amount that exceeds $150,000.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

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“IRS” shall mean the United States Internal Revenue Service.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

(b)          Schedule.  Section 3.16(c) of the Company Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans and Employee Agreements. Neither the Company nor any of its Subsidiaries has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan or Employee Agreement, or to modify or amend any existing Employee Benefit Plan or Employee Agreement. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any of its Subsidiaries or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan or Employee Agreement that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan or Employee Agreement (or the Employee Benefit Plans and Employee Agreements taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financials. The terms of each Employee Benefit Plan permit the Company or one of its Subsidiaries, as applicable, to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the rights of the Company or any of its Subsidiaries under any Employee Benefit Plan or Employee Agreement will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)          Documents. The Company has delivered or made available to Parent with respect to each Employee Benefit Plan and Employee Agreement true, correct and complete copies of (i) all documents embodying such Employee Benefit Plan or Employee Agreement (including all amendments thereto) or, if such Employee Benefit Plan or Employee Agreement is not in writing, a written description of such Employee Benefit Plan or Employee Agreement, (ii) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) the most recent employee handbook distributed to Employees; (v) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan or Employee Agreement, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (vii) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (viii) all written communications to Employees, or to any other individuals, to the extent that the provisions of such Employee Benefit Plan or Employee Agreement as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (c); (ix) all material correspondence to or from any Governmental Entity relating to such Employee Benefit Plan or Employee Agreement; (x) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including, without limitation, all COBRA and HIPAA forms and notices; (xi) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three plan years; and

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(xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with such Employee Benefit Plan.

(d)          Compliance. With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including, without limitation, ERISA and the Code (and the regulations and rulings issued thereunder); (iii) the Company, each of its Subsidiaries and all other Persons (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law, by contract or otherwise) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iv) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Entity or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (v) none of the Company, any of its Subsidiaries or any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable Legal Requirements; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vi) neither the Company nor any of its Subsidiaries has incurred, and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries, Merger Sub, the Surviving Corporation or Parent could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable Legal Requirements, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

(e)          Qualified Plans. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or is reasonably expected by the Company or any of its Subsidiaries to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a “top-heavy plan,” as defined in Section 416 of the Code.

(f)         Contributions, Premiums and other Payments. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Company

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Balance Sheet. All contributions made to each Employee Benefit Plan have been fully deductible for tax purposes when made. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

(g)         Related Employers. Except with respect to one another, neither the Company nor any of its Subsidiaries is, or has ever been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section  414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

(h)        Pension Plans, MEWAs and Foreign Plans. Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (v) an Employee Benefit Plan covering or benefiting Employees who provide (or, at the relevant time, provided) services to the Company or any of its Subsidiaries outside of the United States.

(i)         Health and Welfare Plans. All health, medical, death and long-term disability benefit coverage under each Employee Benefit Plan and Employee Agreement is provided solely through insurance, and neither the Company nor any of its Subsidiaries has ever sponsored, maintained, participated in or contributed to a self-insured plan that provides (or provided) benefits to Employees or any other Person (including any such plan pursuant to which a stop-loss policy or contract applies). None of the Company, any of its Subsidiaries, any Employee Benefit Plan or any Employee Agreement provides or has any obligation to provide (or contribute toward the cost of) severance or post-employment or post-termination welfare benefits, within the meaning of Section 3(1) of ERISA, of any kind (including, without limitation, health, medical, death or long-term disability benefits), other than continuation coverage mandated by COBRA that is paid for exclusively by the individual receiving such coverage. Neither the Company nor any of its Subsidiaries has ever represented, contracted or promised (whether in oral or written form) to any Employee or any other Person that such Employee or other Person would be provided with severance or post-termination or post-retirement welfare benefits, except to the extent required by COBRA (and at the expense of such Employee or other Person). The Company has no liability with respect to any Employee Benefit Plan that is funded wholly or partly through an insurance policy, in the nature of a retroactive rate adjustment, a loss sharing arrangement or any other actual or contingent liability arising from any event occurring on or before the Effective Time.

(j)         Claims and Investigations. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of any Company or any of its Subsidiaries, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review,

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directly or indirectly, by any Governmental Entity, and, to the Knowledge of the Company and each of its Subsidiaries, no such action is contemplated or under consideration by any Governmental Entity.

(k)        Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including, without limitation, with regard to Company Options), under any Employee Benefit Plan or Employee Agreement, or (iv) require the Company, any of its Subsidiaries, the Surviving Corporation or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(l)          Section 409A. Section 3.16(l) of the Company Disclosure Letter contains a complete and accurate list of all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) sponsored or maintained by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is (or was) a party) at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including, without limitation, IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

(m)       Employee Classification/Leased Employees. Neither the Company nor any of its Subsidiaries has received services from (i) any individual whom the Company or such Subsidiary treated as an independent contractor, but who should have been treated as a common-law employee, or (ii) any individual who is treated as a leased employee of the Company or any of its Subsidiaries under Section 414(n) of the Code, and who must be taken into account for purposes of determining whether any Employee Benefit Plan meets the requirements of Section 414(n)(3) of the Code which apply to such Employee Benefit Plan

(n)          Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health and wages and hours, and in each case, with respect to Employees (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company, each of its Subsidiaries, each Employee and, to the Knowledge of the Company and each of its Subsidiaries, all other Persons have properly

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performed in all material respects all of their obligations under each Employee Agreement, and none of the Company, any of its Subsidiaries, any Employee or, to the Knowledge of the Company and each of its Subsidiaries, any other Person is in default or violation in any material respect of any Employee Agreement. There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Employee Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary of the Company under any worker’s compensation policy or long-term disability policy. The employment or services, as applicable, of each of the Employees is terminable at the will of the Company or the relevant Subsidiary.

(o)          Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

3.17	Contracts

(a)          Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)        any employment, contractor or consulting Contract with any executive officer or other employee of the Company or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company;

(iii)       any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis

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of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);

(iv)       any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business);

(v)         any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets or any interest in any other Person or business enterprise other than the Company’s Subsidiaries not in the ordinary course of business;

(vi)       any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables and extension of credit to customers in the ordinary course of business;

(vii)     any material Lease Document;

(viii)     any material settlement agreement entered into within five years prior to the date of this Agreement;

(ix)       any non-competition Contract that would prevent the Company from carrying on its business anywhere in the world;

(x)         Contracts that include exclusivity, non-solicitation or similar provisions, including, without limitation, Contracts that grant exclusive distribution rights in any territory;

(xi)       any Contract under which any Person is authorized or permitted to sell, distribute, market or promote Company Products (“Distribution Agreements”);

(xii)      any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $25,000 or more; or

(xiii)     any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company.

(b)          Schedule. Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof which are described in Sections 3.17(a)(i) through 3.17(a)(xiii) hereof, setting forth for each such Company Material Contract, the subsections of Section 3.17(a) applicable to such Company Material Contract. In addition, Section 3.17(b) of the Company Disclosure Letter sets forth the material terms of each oral Company Material Contract. In addition, the Company’s standard maintenance and support Contracts and policies are attached to Section 3.17(b) of the Company Disclosure Letter (“Company Support Contracts”). The Company is not bound by or party to any maintenance or support Contract or obligation that differs from the Company Support Contracts in any material respect

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(c)          No Breach. All Company Material Contracts and Company Support Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract or Company Support Contract.

(d)          Distribution Agreements. All Persons who resell or distribute Company Products purchase Company Products at the Company’s list prices current at the time of purchase (“List Prices”). The Company’s current List Prices are set forth in Section 3.17(d) of the Company Disclosure Letter. The Company is not obligated to sell Company Products to any Person at a price below the Company’s List Prices current at the time of sale.

3.18	Insurance

Section 3.18 of the Company Disclosure Letter sets forth a true and correct list of all insurance policies maintained by the Company and its Subsidiaries and includes the policy number, amount of coverage and contact information for each such policy. The Company and its Subsidiaries maintain commercially reasonable levels of (a) insurance on their properties (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company’s industry for companies of similar size and financial condition. All insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder.

3.19	Accounts Receivable

All accounts receivable of the Company reflected in the Company Financial Statements or existing at the time of the Closing represent amounts due for services performed or sales actually made in the ordinary course of business, properly reflect the amounts due, and have been recorded in accordance with GAAP.

3.20	Product Warranties

Schedules 3.17(b)(i), (ii) and (iii) of the Company Disclosure Letter sets forth a copy of the standard forms of written warranties and guaranties by the Company or any Subsidiary utilized with respect to its products or services. With respect to Contracts with Significant Customers entered into since January 1, 2002 that contemplate an exchange of value in excess of $100,000 per year, there have not been any material deviations from such warranties and guaranties that would obligate the Company or any Subsidiary to provide products or services in any form or manner not consistent with the relevant specifications for such products or services, and none of the Company’s nor any Subsidiary’s salespeople, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties without the approval of the Company’s finance or legal departments.

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3.21              Inventory

(a)          All items in the inventory reflected in the Company Balance Sheet and acquired since the date of the Company Balance Sheet (i) have been valued at the lesser of cost or fair market value determined in accordance with GAAP consistently applied, including the establishment of reserves for obsolete, damaged, slow moving, defective or excessive inventories and (ii) meet the Company’s current specifications and are of a quality and quantity usable and salable in the ordinary course of the Company’s business consistent with past practice.

(b)        To the Knowledge of the Company, there is no adverse condition affecting the quality or supply of raw materials, intermediates, supplies, parts and other materials available to the Company and its Subsidiaries that are necessary to manufacture, package or label the Company’s and its Subsidiaries’ products or are otherwise used in the Company’s and its Subsidiaries’ business.

3.22	Customers

Section 3.22 of the Company Disclosure Letter lists the customers who, in the three-year period ended December 31, 2006, were the ten largest sources of revenues for the Company and its Subsidiaries, based on amounts paid (each, a “Significant Customer”). The Company and its Subsidiaries have no outstanding disputes concerning its products and/or services with any Significant Customer, and the Company has no Knowledge of any dissatisfaction on the part of a Significant Customer with respect to the Company’s products and services nor any intent on the part of a Significant Customer to (a) terminate any Contract between such Significant Customer and the Company or its Subsidiaries, (b) refuse to pay any amount due from such Significant Customer to the Company or its Subsidiaries, (c) return products of the Company or its Subsidiaries, or (d) seek the exercise of any remedy against the Company or any Subsidiary.

3.23	Suppliers

Section 3.23 of the Company Disclosure Letter lists the suppliers who, in the year ended December 31, 2006, were the ten largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (each, a “Significant Supplier”). The Company and its Subsidiaries have no outstanding material disputes concerning the products and/or services provided by any Significant Supplier, and neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any amount due to any Significant Supplier, (c) returning any products to any Significant Supplier or (d) seeking to exercise any remedy against any Significant Supplier. The Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or any of its Subsidiaries or seek to exercise any remedy against the Company or any of its Subsidiaries.

3.24	Export Control Laws

The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control

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Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a)          The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)          The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c)          There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d)          To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(e)          No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

3.25	Foreign Corrupt Practices Act

Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established sufficient internal controls and procedures to ensure compliance with the FCPA and has made available to Parent all such documentation.

3.26	Information Supplied

(a)          None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which

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they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(b)         Notwithstanding any of the foregoing in this Section 3.25, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Sub expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement.

3.27	Fairness Opinion

The Company’s Board of Directors has received a written opinion from Venturi & Company, dated as of April 24, 2007, a copy of which has been delivered to Parent, that, as of such date, the Merger Consideration to be received in connection with the Merger is fair to the Company’s shareholders from a financial point of view.

3.28	Government Contracts

With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary of the Company, on the one hand, and any U.S. federal governmental entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any U.S. federal governmental entity (each such Contract or Bid, a “Company Government Subcontract”):

(a)          Each such Company Government Contract or Company Government Subcontract (other than Bids) was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect.

(b)          There is no action, suit, claim or proceeding pending or, to the Knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity.

(c)          The Company and its Subsidiaries have complied with all requirements of the Company Government Contracts or Company Government Subcontracts and any Legal

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Requirement relating to the safeguarding of, and access to, classified information. The execution, delivery and performance of this Agreement will not and the Company is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of the Company, any Subsidiary or any Employee of the Company or any Subsidiary.

3.29	Takeover Statutes

No “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation under California Law or any other Legal Requirement is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

3.30	Corporate Books and Records

The minute books and records of the Company and its Subsidiaries contain a true, complete and correct record of all material actions with respect to matters requiring board approval taken at all meetings and by all written consents in lieu of meetings of the boards of directors of the Company and its Subsidiaries, or any committees thereof, and shareholders of the Company and its Subsidiaries.

3.31	Full Disclosure

No statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement or in the Proxy Statement (exclusive of statements based solely on information provided in writing by Parent or Merger Sub expressly for the purpose of inclusion in the Proxy Statement), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1	Organization

Parent is a corporation duly organized and validly existing under the laws of the State of Washington and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub taken as a whole.

4.2	Authority; No Conflict; Necessary Consents

(a)          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the

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consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to California Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b)          No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws or (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected; except, in the case of each of the preceding clauses (i) and (ii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)          Necessary Consents. No consent, waiver, approval, order, authorization or authorization of, or registration, declaration or filing with any Governmental Entity, or any other Person, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents; and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not materially adversely affect the ability of the parties hereto to consummate the Merger.

4.3	Information Supplied

(a)          None of the information supplied or to be supplied by or on behalf of Parent in writing expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement will, on each relevant filing date, on the date of mailing to the Company’s shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(b)          Notwithstanding any of the foregoing in this Section 4.3, Parent makes no representation or warranty with respect to any information not supplied by Parent or Merger Sub in writing expressly for the purpose of inclusion or incorporation by reference in the Proxy Statement.

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4.4	Financing

Parent has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE 5

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

5.1	Conduct of Business by the Company

(a)          Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due, pay or perform other material obligations when due, and (iii) use commercially reasonable efforts consistent with past practices and policies to (x) preserve intact its present business organization, (y) keep available the services of its present executive officers and Employees, and (z) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company shall promptly notify in writing Parent of any material adverse event involving its business or operations.

(b)          Required Consent. Without limiting the generality of Section 5.1(a), except as permitted by the terms of this Agreement, and except as provided in Section 5.1(b) of the Company Disclosure Letter and Section 5.3 hereof, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)         Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii)        Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)       Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv)       Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter

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into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the exercise of Company Options existing on the date;

(v)         Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi)       Adopt or implement any shareholder rights plan, “poison pill” anti-takeover plan or other similar plan that, in each case, is applicable to Parent or the transactions contemplated by this Agreement;

(vii)      Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(viii)    Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(ix)       Sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate, to the business of Company or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice, including without limitation, with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(x)        Effect any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, lease terminations, restructuring of contracts or similar actions;

(xi)       Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (a) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company, or (b) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices;

(xii)      Except as required by concurrent changes in GAAP or the SEC as concurred in by its independent registered public accounting firm, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii)    Make or change any election in respect of Taxes, adopt, change or apply for any accounting method in respect of Taxes, enter into any closing agreement or agree to settle or compromise any audit, claim or assessment in respect of Taxes, file any amended Tax Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

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                (xiv)     Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, or obligations which either (a) may not be canceled without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $25,000 in any one year or (b) which involve any exclusive terms of any kind which are binding on the Company or any of its Subsidiaries;

(xv)      Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect, any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee without notice to Parent;

(xvi)     Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $25,000;

(xvii)   Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (a) increase the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, (b) adopt or amend any Employee Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, (c) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (d) enter into any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”) or enter into, amend or extend any collectively bargained agreement, or (e) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective affiliates;

(xviii)  Enter into any Contracts containing, or otherwise subject the Surviving Corporation, any Subsidiary or Parent to, any non-competition, exclusivity, “most favored nations” or other preferential pricing or other material restrictions on the Company, any Subsidiary, the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xix)     Provide any material refund, credit, rebate or other allowance to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx)      Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or directors;

(xxi)     Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or

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other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

(xxii)   Enter into, modify or amend in a manner adverse in any material respect to the Company, or terminate any Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract, Contract required to be disclosed in Section 3.8 of the Company Disclosure Letter, Company Government Contract or Company Government Subcontract in the ordinary course of business, consistent with past practice; or

(xxiii)  Take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxii) hereof, or any other action that would prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or that would reasonably be expected to cause any of the conditions set forth in Sections 7.1 and 7.2 hereof not to be satisfied.

5.2	Procedures for Requesting Parent Consent

Notwithstanding Section 10.2, if the Company desires to take any action which would be prohibited pursuant to Section 5.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 5.2 hereof, and may not take such action until such consent in writing has been received from one of such individuals. Such individuals shall not unreasonably delay in responding to any such request.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1	Proxy Statement

(a)          As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and the Company shall file the Proxy Statement with the SEC. The Proxy Statement shall include the notice to shareholders required by Chapter 13 of California Law that dissenters’ rights will be available. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC.

(b)          The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendments or supplements thereto prior

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to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC.

(c)          The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

(d)          Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and/or mailed to shareholders of the Company.

6.2	Meeting of Company Shareholders; Board Recommendation

(a)          Meeting of Company Shareholders. The Company will take all action necessary in accordance with California Law, its articles of incorporation and bylaws and applicable Nasdaq rules to call, hold and convene a meeting of its shareholders, promptly following the mailing of the Proxy Statement to such shareholders, for the purposes of voting on the adoption and approval of this Agreement and approval of the Merger (the “Shareholders’ Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s shareholders. Subject to Section 6.3(d), the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or California Law or any other applicable Legal Requirements to obtain such approvals. Provided that the Company has acted and continues to act in accordance with the first two sentences of this Section 6.2(a), the Company may adjourn or postpone the Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting. The Company shall ensure that the Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Shareholders’ Meeting are solicited in compliance with California Law, its articles of incorporation and bylaws, the rules of Nasdaq and all other applicable Legal Requirements.

(b)          Board Recommendation. Except to the extent expressly permitted by Section 6.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Shareholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to

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withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s shareholders vote in favor of adoption and approval of this Agreement and approval of the Merger. Without limitation, the recommendation of the Company’s Board of Directors shall be deemed to have been modified in a manner adverse to Parent if the recommendation shall no longer be unanimous.

6.3	Acquisition Proposals

(a)          No Solicitation. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action (including granting any Person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its Subsidiaries, other than as contemplated by this Agreement) to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 6.3(d)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and shall use commercially reasonable efforts to cause any such Person (including its employees, agents and representatives) in possession of confidential information about the Company in connection with an Acquisition Proposal to return or destroy all such information and all materials, documents, analyses and other work product containing or derived from that information.

(b)	Notification of Unsolicited Acquisition Proposals.

(i)         As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry and a summary of all material oral conversations with such Person or group in connection with such Acquisition Proposal, request or inquiry. Upon receipt of an Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal,

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request or inquiry (including any negotiations contemplated by Section 6.3(c)(ii)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group, and a summary of all material oral conversations with such Person or group, in each case, in connection with such Acquisition Proposal, request or inquiry.

(ii)        The Company shall provide Parent with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors could reasonably be expected to consider any Acquisition Proposal.

(c)          Superior Offers. Notwithstanding anything to the contrary contained in Section 6.3(a), in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions (but only if and to the extent that the Board of Directors of the Company, by vote of a majority of the independent members of the Company’s Board of Directors, concludes in good faith, following the receipt of advice of the Company’s outside legal counsel, that such action is necessary and required to comply with its fiduciary obligations to the shareholders of the Company under applicable law):

(i)          Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (a) (1) concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish such nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (b) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished) together with a list identifying all nonpublic information furnished to such third party; and

(ii)        Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent written notice of the Company’s intention to enter into negotiations with such third party.

(d)          Change of Recommendation. In response to the receipt of a Superior Offer, the Board of Directors of the Company may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the shareholders of the Company, may recommend that the shareholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (vi) are met:

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(i)       A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii)       The Shareholders’ Meeting has not occurred;

(iii)       The Company shall have (a) delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so, (b) provided to Parent a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer and a summary of all material oral conversations between the Company and such party regarding the Superior Offer, and (c) made available to Parent all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

(iv)       After delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three (3) Business Day period, and negotiate in good faith with respect thereto during such three (3) Business Day period, as would enable the Company to proceed with its recommendation to shareholders in favor of approval and adoption of this Agreement and approval of the Merger without making a Change of Recommendation;

(v)        The Board of Directors of the Company (by a vote of a majority of the independent members of the Board of Directors of the Company) has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer and after considering any adjustments or negotiations pursuant to the preceding clause (iv), that a Change of Recommendation is necessary and required to comply with its fiduciary obligations to the shareholders of the Company under applicable law; and

(vi)       The Company shall not have breached any of the provisions set forth in Section 6.2 or this Section 6.3.

(e)          Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 6.3(d).

(f)           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any

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bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

6.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants

(a)          Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality/Non-Disclosure Agreement dated November 17, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)          Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Intellectual Property used by the Company (excluding direct access to source code, which has been and will continue to be made available to Construx Software), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request.

(c)          No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 6.4, Section 6.6 or Section 6.7 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

6.5	Public Disclosure

Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with Nasdaq or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

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6.6	Reasonable Efforts

(a)          Reasonable Efforts. Subject to the express provisions of Section 6.2 and Section 6.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(b)          Limitation on Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement. The Company shall not take or agree to take any Action of Divestiture that would reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, the Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement, without the prior written consent of Parent. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal

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restraint governing competition, monopolies or restrictive trade practices. In addition, nothing herein shall require Parent to litigate with any Governmental Entity.

6.7	Notification of Certain Matters

(a)          By the Company. The Company shall give prompt notice to Parent and Merger Sub of (1) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement

(b)          By Parent. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3 would not be satisfied or (2) any actions, suits, claims, investigations or proceedings commenced by any Person (including a Governmental Entity) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.

6.8	Third-Party Consents

As soon as practicable following the date hereof, the Company will use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, including all consents, waivers and approvals set forth in Section 3.3(b) of the Company Disclosure Letter. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and, shall at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a customary form reasonably acceptable to Parent.

6.9	Termination of 401(k) Plans

The Company and each of its Subsidiaries shall terminate each Employee Benefit Plan that constitutes a “Code Section 401(k) plan” (each such Employee Benefit Plan, a “Company 401(k) Plan”) effective prior to the Closing Date, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain (or cause the Surviving Corporation to sponsor and maintain) such plan by providing the Company with written notice of such election not less than five days prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the Company’s or Subsidiary’s Board of Directors, effective not later than the day immediately preceding the Closing Date, and (ii) an executed

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amendment to each such Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent

6.10	Indemnification

(a)          Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers immediately prior to the Effective Time (the “Indemnified Parties”), subject to applicable law. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the articles of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law; provided that all rights to indemnification and advancement of expenses in respect of any action pending or asserted or claim made within such six-year period shall continue until the disposition of such action or resolution of such claim.

(b)          Insurance. Prior to the Closing, the Company may purchase a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are comparable to the terms and conditions of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. Parent shall reimburse the Company for up to $85,000 of the cost incurred by the Company to purchase such tail policy, which amount shall be reduced by the amount of any refund received by the Company with respect to the Company’s existing directors’ and officers’ insurance policy.

6.11	FIRPTA Compliance

On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445 2(c)(3).

6.12	Insurance Approval

The Company shall deliver to Parent at least 15 days prior to the Closing a letter in a form acceptable to Parent validly executed by an officer of the Company, which authorizes Parent’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

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6.13	Closing Statements

(a)          Initial Statement. A statement setting forth the Company’s calculations of, and methods and principles of calculating, the Net Working Capital as of the date of the Company Balance Sheet is set forth in Exhibit B (the “Initial Statement”).

(b)	Closing Statements.

(i)           The Company shall deliver to Parent, at least five, but no more than seven, business days prior to the Closing Date, a statement (the “Working Capital Closing Statement”) consisting of (A) a statement comparable to the Initial Statement of its calculations of its good faith estimate of the Net Working Capital as of the Closing Date (assuming consummation of the transactions contemplated by this Agreement and payment of all Company Transaction Costs (as defined below)), and (B) its good faith estimate as of the Closing Date (assuming consummation of the transactions contemplated by this Agreement) of the amount of fees and expenses, including legal, accounting and financial advisory fees and expenses, incurred by the Company in connection with this Agreement and the transactions contemplated thereby (the “Company Transaction Costs”), in the aggregate and with respect to each Person entitled to payment of a portion of such Company Transaction Costs.

(ii)          On the business day prior to the Closing Date, the Company shall deliver to Parent a statement (the “Cash Closing Statement”) setting forth (A) the Company’s Cash as of the close of business on such date and (B) the Company’s good faith estimate of the amount of the Company’s Cash as of the Closing Date (assuming consummation of the transactions contemplated by this Agreement and payment of all Company Transaction Costs).

(iii)        The Working Capital Closing Statement and the Cash Closing Statement (together, the “Closing Statements”) shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company stating that such statements were prepared in good faith and, with respect to the Working Capital Closing Statement, that such statement was prepared on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Initial Statement, including the principles, policies and practices set forth in Exhibit B. Parent and its representatives shall be permitted reasonable access to review the Company’s books and records and work papers related to the preparation of the Closing Statements. Parent and its representatives may make inquiries of the Company, and its accountants and employees, regarding questions concerning or disagreements with the Closing Statements arising in the course of their review thereof, and the Company shall use its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. Parent shall deliver written notice to the Company of any disagreement that Parent may have as to any amount included in or omitted from the Closing Statements, setting forth in reasonable in detail the basis of such disagreement together with the amount(s) in dispute. Parent and the Company shall negotiate in good faith to resolve any such disagreements, and the Closing Statements shall be modified if necessary to reflect the resolution of any such disagreements.

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ARTICLE 7

CONDITIONS TO THE MERGER

7.1	Conditions to the Obligations of Each Party to Effect the Merger

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of the Company.

(b)          No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

7.2	Additional Conditions to the Obligations of Parent

The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)          Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.2(a), the representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date, except (i) in each case, or in the aggregate, as does not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, (ii) for changes contemplated by the Agreement, (iii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date) or (iv) for the representations and warranties in Section 3.2 and Section 3.3(a), which shall be true and correct in all material respects on and as of the date set forth therein. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c)          No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions

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contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate to effect an Action of Divestiture.

(d)          Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Exhibit C hereto.

(e)          Closing Statements. The Closing Statements shall have been delivered to Parent pursuant to Section 6.13(b) and Parent shall have confirmed in writing that such Closing Statements (as they may be modified pursuant to Section 6.13(b)(iii)) are acceptable to Parent, which confirmation and acceptance shall not be unreasonably withheld or delayed.

(f)           Company Shareholder Approval. Less than five percent (5%) of the aggregate number of shares of Company Common Stock shall be held by holders who have exercised dissenters’ rights or provided notice of the intention to exercise dissenters’ rights in accordance with California Law.

(g)          Legal Opinion. Parent shall have obtained an opinion from Fenwick & West LLP, dated as of the Effective Time, substantially in the form of Exhibit D hereto.

(h)          Secretary’s Certificate. The Company shall have delivered to Parent a certificate signed by the secretary of the Company certifying (i) the full force and effect of the articles of incorporation and bylaws of the Company attached to such certificate as exhibits, (ii) the accuracy and full force and effect of the resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated thereby and attached as an exhibit to such certificate, (iii) the accuracy of the voting results of the Shareholders’ Meeting attached to such certificate as an exhibit and (iv) the good standing of the Company as evidenced by a certificate of good standing, as of a date not more than five days prior to the Closing Date, issued with respect to the Company by the appropriate governmental official of the State of California and attached to such certificate as an exhibit.

(i)           Resignations. Parent shall have received resignations of the directors and officers of the Company effective as of the Effective Time, in a form reasonably satisfactory to Parent.

(j)           Payoff Letters. Parent shall have received payoff letters in customary form satisfactory to Parent (specifying effectiveness upon receipt of payment) with respect to all Company Transaction Costs, executed by each of the Persons to whom such amounts are owed and certifying full satisfaction of any amounts due (which amounts shall not exceed the amounts set forth in the Working Capital Closing Statement) as of the Closing Date.

(k)          Employment Arrangements. Each person that is a party to an employment agreement or arrangement identified in Section 7.2(k) of the Company Disclosure Letter and executed and delivered concurrently with the execution and delivery of this Agreement (i) shall be employed by the Company and (ii) shall not have revoked, renounced or unilaterally terminated such employment agreement or arrangement.

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7.3    Additional Conditions to the Obligations of the Company

The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties. Disregarding any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties solely for purposes of this Section 7.3(a), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except (i) where the failure of such representations or warranties to be true or correct have not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, or (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of such particular date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(c)          No Governmental Restriction. There shall not be pending or threatened in writing any suit, action or proceeding asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.2(b) to not be satisfied.

(d)          Secretary’s Certificate. Parent shall have delivered to the Company a certificate signed by the secretaries of Parent and Merger Sub certifying (i) the full force and effect of the articles of incorporation and bylaws of Parent and Merger Sub attached to such certificate as exhibits, (ii) the accuracy and full force and effect of the resolutions adopted by the board of directors of Parent and Merger Sub regarding this Agreement and the transactions contemplated thereby and attached as an exhibit to such certificate and (iii) the good standing of Parent and Merger Sub as evidenced by a certificates of good standings, as of a date not more than five days prior to the Closing Date, issued with respect to Parent and Merger Sub by the appropriate governmental official and attached to such certificate as an exhibit.

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ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1	Termination

This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the shareholders of the Company:

(a)          by mutual written consent of Parent or the Company duly authorized by the Boards of Directors of each of Parent and the Company;

(b)          by either the Company or Parent if the Merger shall not have been consummated by the date 60 days from July 2, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)          by either the Company or Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain such shareholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(e)          by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the shareholders of the Company) if a Triggering Event with respect to the Company or a breach of Section 6.3 of this Agreement shall have occurred;

(f)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(f) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 20 day period (it being understood that the Company

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may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period);

(g)          by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 20-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20-day period); and

(h)          by Parent, upon the occurrence of a Material Adverse Effect on the Company that (i) could not reasonably be expected to be cured by the Company prior to the End Date or (ii) is continuing as of the earlier of (x) the date on which the conditions set forth in Article VII have been satisfied or waived (other than those that by their terms are to be satisfied or waived at the Closing) and (y) the End Date.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the unanimous recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within five business days after Parent requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

8.2	Notice of Termination; Effect of Termination

Any termination of this Agreement under Section 8.1 above or Section 9.12 hereto will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section

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8.1 or Section 10.11, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4(a) (Confidentiality), this Section 8.2, Section 8.3 and Article X, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3	Fees and Expenses

(a)          General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and financial advisory fees and expenses, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)	Company Payment

(i)         Payment. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(b), (d), or (e), or Section 10.11 the Company shall promptly, but in no event later than two Business Days after the date of such termination, (a) reimburse Parent for all fees and expenses of Parent actually incurred relating to the transactions contemplated by this Agreement (including fees and expenses of Parent’s counsel, accountants and financial advisors) up to a maximum of $250,000 and (b) pay Parent a fee equal to $700,000 in immediately available funds; provided, that in the case of termination under Section 8.1(b) or 8.1(d): (x) payment of the fee referred to in clause (b) shall be made only if following the date hereof and prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated or the Company enters into an agreement providing for, or a letter of intent, memorandum of understanding, term sheet or similar arrangement contemplating, an Acquisition of the Company and (y) payment of the fee referred to in clause (b) shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such agreement or letter of intent or similar arrangement by the Company.

(ii)        Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

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                (iii)       Certain Definitions. For the purposes of this Section 8.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the shareholders of the party immediately preceding such transaction constitute less than 90% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 10% of the aggregate fair market value of the party’s business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 10% of the voting power of the then outstanding shares of capital stock of the party.

8.4	Amendment

Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company, provided, after approval of the Merger by the shareholders of the Company, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by the shareholders of the Company without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.5	Extension; Waiver

At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 9

DEFINITIONS

9.1	Certain Definitions

(a)          For purposes of this Agreement, the following terms have the following meanings:

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               “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 10% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company (including its Subsidiaries, taken as a whole), or (d) any liquidation or dissolution of the Company (provided, however, the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Seattle, Washington, are authorized or obligated by law or executive order to close.

“Cash” shall mean cash, cash equivalents or similar type investments (net of any bank overdrafts), such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks, excluding, however, any deposit in transit, any outstanding checks and any other items to be properly reconciled.

“Cash Shortfall” shall mean the dollar amount by which the Company’s Cash as of the Closing Date as set forth in the Cash Closing Statement is less than $7,400,000.

“Cash Surplus” shall mean an amount equal to the quotient (rounded to the nearest cent) of (a) the dollar amount by which the Company’s Cash as of the Closing Date as set forth in the Cash Closing Statement is greater than $7,400,000 divided by (b) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the shares of Company Common Stock to be cancelled pursuant to Section 2.3.

“Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, covenant, release, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Environmental Law” means any Legal Requirement relating to the protection of human health, safety, natural resources or the environment.

“Hazardous Material” means any chemical, material, substance, or waste that is regulated, designated, defined or included in any definition under any Environmental Laws as dangerous, hazardous, radioactive or toxic or as a pollutant or contaminant, including, without limitation, asbestos or asbestos-containing materials, petroleum or petroleum products, polychlorinated biphenyls, toxic mold and urea formaldehyde.

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“Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the “officers” (as such term is defined in Rule 16a-1(f) promulgated under the Exchange Act) of such party, has actual knowledge of such matter, after reasonable investigation.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition, or results of operations of such entity taken as a whole with its Subsidiaries, (ii) materially impede the authority of such entity, or, in any case, Parent, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements, (iii) materially delay or prevent the consummation of the transactions contemplated hereby or (iv) materially impair the ability of Parent to operate the business of the Company immediately after the Closing in the same manner as such business has been operated prior to the Closing, other than any Effect (A) primarily resulting from changes affecting the United States or world economy generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (B) primarily resulting from changes affecting the industry in which such entity and its Subsidiaries operate generally which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (C) primarily resulting from a change in such entity’s stock price or the trading volume in such stock; provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume, (D) primarily resulting from acts of terrorism or war which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries, (E) primarily resulting from suspension of customer orders resulting from the announcement of this Agreement and the transactions contemplated hereby, (F) primarily resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that this clause (F) shall not exclude the revenues or earnings of the Company themselves or any Effect which may have affected the Company’s revenues or earnings, (G) primarily resulting from changes in GAAP first publicly disclosed after the date hereof, or (H) primarily resulting from any Action of Divestiture that would not reasonably be likely to adversely and materially impact Parent and its subsidiaries taken as a whole, Company and its Subsidiaries taken as a whole, or the benefits Parent expects to derive from the Merger and the transactions contemplated by this Agreement.

“Net Working Capital” shall mean the difference obtained by subtracting the Company’s current liabilities (excluding deferred revenue)from the Company’s accounts receivable, which each shall be calculated in accordance with GAAP and pursuant to the methods, principles, policies and practices set forth in Exhibit B.

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“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping.

“Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company as a result of which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction and any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, including any proposed break-up fees, expense reimbursement provisions and conditions to consummation to be more favorable, from a financial point of view, to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger, is reasonably likely to be consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board of Directors of the Company likely to be obtained .

“Working Capital/Cash Adjustment” shall mean an amount equal to the quotient (rounded to the nearest cent) of (i) the sum of the Working Capital Shortfall and the Cash Shortfall, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.3.

“Working Capital Shortfall” shall mean the dollar amount by which the Net Working Capital set forth on the Working Capital Closing Statement is less than zero by more than $75,000; provided, however, that if such shortfall is less than $100,000, then the Working Capital Shortfall shall be zero.

(b)	Each of the following terms is defined in the section set forth opposite such term:

Term	Section

Acquisition	8.3(b)(iii)

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Term	Section

Acquisition Proposal	9.1(a)

Action of Divestiture	6.6(b)

Agreement	Preamble

Articles of Merger	1.2

Bid	3.28

Business Day	9.1(a)

California Law	Recitals

Cash	9.1(a)

Cash Closing Statement	6.13(b)

Cash Shortfall	9.1(a)

Certificate	2.8(b)

Change of Recommendation	6.3(d)

Change of Recommendation Notice	6.3(d)(iii)

Closing	1.2

Closing Date	1.2

Closing Statements	6.13(b)

COBRA	3.16(a)

Code	2.8(c)

Company	Preamble

Company 401(k) Plan	6.9

Company Balance Sheet	3.4(b)

Company Charter Documents	3.1(b)

Company Common Stock	2.1

Company Disclosure Letter	Article 3

Company Environmental Permits	3.13(c)

Company Financials	3.4(b)

Company Government Contract	3.28

Company Government Subcontract	3.28

Company Intellectual Property	3.8(a)

Company Material Contract	3.17(a)

Company Options	3.2(b)

Company Preferred Stock	3.2(a)

Company Products	3.8(a)

Company Registered Intellectual Property	3.8(a)

Company SEC Reports	3.4(a)

Company Source Code	3.8(k)

Company Stock Option Plans	3.2(b)

Company Support Contracts	3.17(b)

Company Transaction Costs	6.13(b)

Confidentiality Agreement	6.4(a)

Contract	9.1(a)

Customer Information	3.8(o)

Dissenting Shares	2.7

Distribution Agreement	3.17(a)

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Term	Section

Effect	9.1(a)

Effective Time	1.2

Employee	3.16(a)

Employee Agreement	3.16(a)

Employee Benefit Plan	3.16(a)

End Date	8.1(b)

Environmental Law	9.1(a)

ERISA	3.16(a)

Exchange Act	3.3(c)

Export Approvals	3.24(a)

FCPA	3.25

GAAP	3.4(b)

Governmental Authorizations	3.10

Governmental Entity	3.3(c)

Hazardous Material	9.1(a)

Hazardous Materials Activities	3.13(b)

HIPAA	3.16(a)

Indemnified Parties	6.10(a)

Initial Statement	6.13(a)

Intellectual Property	3.8(a)

Intellectual Property Rights	3.8(a)

IRS	3.16(a)

Knowledge	9.1(a)

Lease Documents	3.7(b)

Leased Real Property	3.7(a)

Legal Requirements	9.1(a)

Liens	3.1(c)

List Price	3.17(d)

Material Adverse Effect	9.1(a)

Merger	1.1

Merger Consideration	2.1

Merger Sub	Preamble

Merger Sub Common Stock	2.5

Nasdaq	3.4(a)

Necessary Consents	3.3(c)

Net Working Capital	9.1(a)

Open Source	3.8(i)

Owned Real Property	3.7(a)

Open Source Software	3.8(a)

Parent	Preamble

Paying Agent	2.8(a)

Person	9.1(a)

Proxy Statement	3.26(a)

Real Property	3.7(a)

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Term	Section

Release	9.1(a)

Returns	3.6(a)

RoHS	3.13(a)

Sarbanes-Oxley Act	3.4(a)

SEC	3.3(c)

Securities Act	3.4(a)

Shrink-Wrapped Code	3.8(a)

Significant Customer	3.22

Significant Supplier	3.23

Source Code	3.8(a)

Shareholders’ Meeting	6.2(a)

Subsidiary	9.1(a)

Subsidiary Charter Documents	3.1(b)

Superior Offer	9.1(a)

Surviving Corporation	1.1

Tax	3.6(a)

Taxes	3.6(a)

Termination Fee	8.3(b)(i)

Third Party-IP	3.8(a)

Triggering Event	8.1(h)

Voting Agreements	Recitals

Voting Debt	3.2(c)

WARN	3.16(a)

Working Capital/Cash Adjustment	9.1(a)

Working Capital Closing Statement	6.13(b)

Working Capital Shortfall	9.1(a)

ARTICLE 10

GENERAL PROVISIONS

10.1	Non-Survival of Representations and Warranties

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time.

10.2	Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth

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below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Captaris, Inc.

10885 N.E. 4th Street, Suite 400

Bellevue, WA 98004

Attention: General Counsel

Telephone No.: (425) 455-6000

Telecopy No.: (425) 638-1500

with copies to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 90101

Attention: Andrew B. Moore

Telephone No.: (206) 359-8577

Telecopy No.: (206) 359-9577

(b)	if to the Company, to:

Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, CA 95037

Attention: Scott C. McDonald

Telephone No.: (408) 852-8000

Telecopy No.: (408) 852-8100

with copies to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: William R. Schreiber

Telephone No.: (650) 335-7855

Telecopy No.: (650) 938-5200

10.3	Interpretation

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

10.4	Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5	Entire Agreement; Third-Party Beneficiaries

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Voting Agreements, the other Exhibits hereto and the Confidentiality Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.10.

10.6	Severability

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7	Other Remedies

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

10.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided that the Merger of Merger Sub with and into the Company shall be effected in accordance with applicable provisions of California Law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in King County, Washington, in connection with any matter based upon or

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arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.9	Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10	Assignment

No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 10.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11	Compliance with California Corporate Law

Notwithstanding the provisions of Section 6.3(e) hereto, in the event (i) of a Change of Recommendation and (ii) a court of competent jurisdiction determines in a final judgment that, under such circumstance, submission by the Board of Directors of the Company of the Merger and this Agreement to the shareholders of the Company at the Shareholders’ Meeting would violate California Law and constitute a breach of the fiduciary duties of the Board of Directors of the Company, then the Board of Directors of the Company shall not be obligated to submit the Merger and this Agreement to the shareholders of the Company pursuant to Section 6.2(a) and, subject to Section 8.3(b), each of the Company and Parent shall have the right to terminate this Agreement

*****

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

CAPTARIS, INC.

By:	/s/DAVID P. ANASTASI
David P. Anastasi
Chief Executive Officer

MERLOT ACQUISITION CORPORATION

By:	/s/DAVID P. ANASTASI
David P. Anastasi
President

CASTELLE

By:	/s/SCOTT C. MCDONALD
Scott C. McDonald
President and Chief Executive Officer

****AGREEMENT AND PLAN OF MERGER****

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2007 by and between Captaris, Inc., a Washington corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Castelle, a California corporation (the “Company”).

RECITALS

A.    Parent, Merlot Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

B.           The Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company.

C.           In consideration of the execution of the Merger Agreement by Parent, Parent has requested that the Shareholder (in the Shareholder’s capacity as such) enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.            Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) one year from the date hereof.

(b)          “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c)          “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned by the Shareholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d)          “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer, tender of or disposition of such Share or any interest therein.

2.	Transfer of Shares.

(a)          Transfer Restrictions. The Shareholder shall not cause or permit any Transfer of any of the Shares to be effected or enter into any agreement relating thereto, except as follows: (i) using already-owned Shares either to pay the exercise price upon exercise of a stock option or to satisfy the option holder’s tax withholding obligation upon exercise of a stock option, in each case, as permitted by any Company Stock Option Plan, or (ii) transferring the shares to affiliates, immediate family members or charitable organizations, provided that the recipient agrees to be bound by this Agreement and the Proxy.

(b)          Transfer of Voting Rights. The Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

3.	Agreement to Vote Shares.

(a)          At every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, the Shareholder (in the Shareholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy (as defined below), shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(i)           in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii)          against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii)         against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b)          In the event that a meeting of the shareholders of the Company is held, the Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c)          The Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d)          Notwithstanding the foregoing, the Shareholder shall not be liable for any failure to take, or to cause any person to take, any of the actions that the Shareholder is required to take under (a) and (b) above, if any such action may be taken by the person(s) appointed by the Proxy.

4.            Agreement Not to Exercise Dissenters’ Rights. The Shareholder shall not exercise any rights to demand appraisal of any Shares (including any dissenters’ rights under Chapter 13 of California Law) that may arise with respect to the Merger.

5.            Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require the Shareholder to attempt to) limit or restrict a Shareholder who is a director or officer of the Company from acting in such capacity or voting, in his capacity as a director of the Company, in the Shareholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company). In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company.

6.            Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

7.            Representations and Warranties of the Shareholder.

(a)          Power; Binding Agreement. The Shareholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(b)          No Conflicts. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder.

(c)          Ownership of Shares. The Shareholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are, or in the case of Company Common Stock received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances (except any Encumbrances arising under securities laws or arising hereunder), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, indicated on the signature page of this Agreement.

(d)          Voting Power. The Shareholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)          No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder.

(f)           Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(g)          No Legal Actions. Shareholder agrees that Shareholder will not in Shareholder’s capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof.

8.            Certain Restrictions. The Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.

9.            Disclosure. The Shareholder shall permit Parent to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement.

10.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Shareholder.

11.          Further Assurances. Subject to the terms and conditions of this Agreement, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12.          Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Company shall not register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares unless such Transfer is made pursuant to and in compliance with the terms and conditions of this Agreement.

13.          Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement.

14.          Miscellaneous.

(a)          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b)          Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)          Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d)           Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e)          Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if sent by nationally-recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent:

Captaris, Inc.

10885 N.E. 4th Street, Suite 400

Bellevue, WA 98004

Attention: General Counsel

Telephone No.: (425) 455-6000

Telecopy No.: (425) 638-1500

with a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

Attention: Andrew B. Moore

Telephone No.: (206) 359-8649

Telecopy No.: (206) 359-9649

If to the Shareholder:

[_________________]

c/o Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, CA 95037

Telephone No.: (408) 852-8000

Telecopy No.: (408) 852-8000

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: William R. Schreiber

Telephone No.: (650) 335-7855

Telecopy No.: (650) 938-5200

(f)           No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)          No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)          Governing Law. This Agreement shall be governed by the laws of the State of Washington, without reference to rules of conflicts of law.

(i)           Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court located in King County, Washington. Each of the parties hereto irrevocably consents to the jurisdiction and venue of federal and state courts located in King County, Washington in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j)            Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)          Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l)	Interpretation.

(i)           Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii)          The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(m)         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(n)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o)          No Obligation to Exercise Options or Warrants. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Shareholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

CAPTARIS, INC.	[__________________]

By: _________________________	By: __________________________
Name: _______________________	Name: ________________________
Title: ________________________	Title:__________________________

Shares beneficially owned as of the date hereof:

_________ shares of Company Common Stock

_________ shares of Company Common Stock issuable upon exercise of outstanding options

**** VOTING AGREEMENT ****

IRREVOCABLE PROXY

The undersigned shareholder (the “Shareholder”) of Castelle, a California corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Captaris, Inc., a Washington corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Merlot Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) one year from the date hereof.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of shareholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: April 25, 2007	[_____________]

By:________________________________

Name:______________________________

Title:_______________________________

***** IRREVOCABLE PROXY ****

Annex C

STRICTLY CONFIDENTIAL

April 24, 2007

Board of Directors

Castelle

855 Jarvis Drive, Suite 100

Morgan Hill, CA 95037

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view of the consideration to be received by the stockholders of Castelle (“Castelle” or the “Company”), in the proposed sale of Castelle to Captaris, Inc. (“Captaris” or the “Acquiror”), referred to hereinafter as the “Transaction”. The Agreement and Plan of Merger as of April 24, 2007 (the “Agreement”), by and among the Company, Captaris’ Acquisition Corporation and Captaris, sets forth the principal terms of the Transaction. Except as defined herein, each capitalized term has the meaning set forth in the Agreement. The Agreement provides, among other things, that the stockholders of the Company will receive $3.95 in cash for each share of common stock, less the Working Capital/Cash Adjustment, plus the Cash Surplus.

In connection with our opinion, we have:

(a)	considered the Agreement;
(b)	considered certain financial and other information relating to the Company that was publicly available or furnished to us by the Company, including financial frecasts for 2007;
(c)	met with members of the Company’s management to discuss the business, operations, historical financial results and future prospects of the Company;
(d)	considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company;
(e)	considered the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company;
(f)	considered the Company’s 2007 projections, but did not perform a discounted cash flow analysis due to the lack of forecasts beyond 2007; and
(g)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

The opinion expressed below is subject to the following qualifications and limitations:

(i)

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company. With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company.

VENTURI & COMPANY LLC	T: 650.342.8100

345 Lorton Avenue, Suite 105	F: 650.342.5777

Burlingame, CA 94010-4239	www.venturico.com

Fairness Opinion Letter to Castelle Board of Directors

As of April 24, 2007

(ii)

Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction.

(iii)

We have not made an independent evaluation or appraisal of the assets of the Company nor have we been furnished with any such appraisals. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company and no opinion is expressed whether an alternative transaction might produce proceeds to the stockholders of the Company in excess of the Merger Consideration to be received in the Transaction.

(iv)

Our opinion does not constitute a view regarding the solvency of the Company or Acquiror prior to or subsequent to the Transaction. Venturi & Company has performed no procedures to determine the solvency of the Company or Acquiror. As such, this opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

(v)	Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.
(vi)

This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the cash consideration to be received by the stockholders of the Company pursuant to the Transaction is fair to such stockholders, other than Acquiror, from a financial point of view.

We will receive a fee as compensation for our services in rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have previously provided financial advisory services to the Company, but did not act as the Company’s financial advisor with respect to this Transaction, other than as relates to the provision of this opinion.

This opinion is furnished solely for the benefit of the Company and may not be relied upon by any other person without our express, prior written consent. This opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this opinion and our engagement letter, and subject to the understanding that the obligations of Venturi & Company in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Venturi & Company shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

This letter is for the information of the Board of Directors in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent.

Yours sincerely,

/s/ Venturi & Company LLC

VENTURI & COMPANY LLC

Annex D

Chapter 13 of the California Law

CHAPTER 13. DISSENTERS’ RIGHTS

§ 1300. Right to Require Purchase–—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the record holder of dissenting shares and includes a transferee of record.

§ 1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Dissenters’ Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

CASTELLE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JULY 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Scott C. McDonald and Paul Cheng, and each of them, as the Proxyholders, each with full powers of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Castelle (the “Corporation”) that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Corporation (the “Meeting”) to be held on Tuesday, July 10, 2007, at 10:00 a.m. local time, at the Silicon Valley office of our law firm, Fenwick & West LLP, located at 801 California Street, Mountain View, California 94041, and at any and all postponements, continuations and adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, this Proxy will be voted FOR Proposal 1 and FOR Proposal 2 and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors unanimously recommends that you vote FOR the proposal to approve the merger agreement, merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, merger and the other transactions contemplated by the merger agreement.

	☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
1.

Proposal to approve the Agreement and Plan of Merger, dated as of April 25, 2007, by and among Captaris, Inc., a Washington corporation, Merlot Acquisition Corporation, a California corporation and direct wholly-owned subsidiary of Captaris, Inc., and Castelle, the merger and the other transactions contemplated by the merger agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.

Proposal to adjourn the special meeting to another time, date or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

	☐	☐	☐

In addition, this proxy card grants discretionary authority on such other matters that may be presented at the special meeting for a vote of the shareholders.

Please sign exactly as your name appears on this Proxy. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this Proxy.

Signature: __________________________________	Date: _______________________________________

Printed Name: _______________________________

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

(Reverse Side)